Exhibit 4.1

Execution Copy

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement ("Agreement") dated as of January 3rd, 2013, is made between Medigus Ltd., an Israeli company with a registered address at Building 7A, Industrial Park, POB 3030, Omer 8496500 (the "Company") and OrbiMed Israel Partners Limited Partnership, an Israeli limited partnership with a registered address at 89 Medinat Hayehudim st. Building E Herzeliya Pituach, IL, 46140, POB 4023 (the "Investor").

RECITALS:

Whereas
the Investor is willing to purchase from the Company, and the Company desires to issue to the Investor, Ordinary Shares of the Company, par value NIS 0.01 each ("Ordinary Shares"), for an aggregate purchase price of US$8,000,000 on the terms and subject to the conditions more fully set forth in this Agreement; and

Whereas
simultaneously with the consummation of the Closing, the Company shall grant to the Investor a Warrant (as defined below) to purchase additional Ordinary Shares, on the terms and subject to the conditions more fully set forth in the Warrant; and

Whereas
simultaneously and as a condition to the execution of this Agreement, the Investor has received an undertaking letter executed by certain shareholders of the Company with respect to, inter alia, the appointment of certain board members of the Company, in the form attached hereto as Exhibit A (the "Undertaking Letter").

Now, Therefore, in consideration of the foregoing, and the mutual representations, warranties, covenants and undertakings contained herein, subject to the terms and conditions set forth herein, the parties hereby represent, warrant, undertake and agree as follows:

1.	Purchase and Sale; Transfer

On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 5.1), the Company will issue to the Investor such number of Ordinary Shares resulting from dividing the Purchase Price (as defined below) by a price per share equal to the lower of (a) NIS 0.7336, which is the average Company's price per share of the 5 trading days prior to December 13, 2012, and (b) the average closing price per share of the Company's ordinary shares on the TASE during the five trading days prior to and including the date on which the Company's shareholders general meeting convened for the approval of the transactions contemplated herein is held; provided, however, that the price per share hereunder shall in any event not be lower than NIS 0.60 (the "Price Per Share"), for the aggregate purchase price of $8,000,000 (the "Purchase Price").

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In addition, the Company shall issue to the Investor at the Closing a Warrant to purchase a number of Ordinary Shares equal to the number of Ordinary Shares purchased by the Investor at Closing, in the form attached hereto as Exhibit B (the "Warrant"). The Ordinary Shares to be issued upon Closing hereunder are referred to herein as the "Purchased Shares" and the Ordinary Shares issuable upon exercise of the Warrant are referred to herein as the "Warrant Shares".

2.	Interpretation

The section headings serve for convenience purposes only, and shall not affect in any way the interpretation of this Agreement.

3.	Representations of the company

The Company hereby represents and warrants to the Investor as follows and acknowledges that the Investor is specifically relying on each of the representations and warranties provided below:

3.1.
Organization. The Company is a public company (as such term is defined in the Israeli Companies Law, 5759-1999, the "Companies Law") registered in Israel, the shares of which are listed for trade on the Tel-Aviv Stock Exchange ("TASE"). The Company is duly organized and validly existing under the laws of the State of Israel and has full corporate power and authority to own and lease its properties and to carry on its business as now being conducted and as is currently proposed to be conducted and has not taken any action or, to its knowledge, failed to take any action, which action or failure would preclude or prevent the Company from conducting its business in the manner heretofore conducted or as currently proposed to be conducted.

3.2.
Reporting. The Company is in material compliance with all reporting requirements under applicable Israeli securities laws, the rules and regulations promulgated thereunder and the reporting requirements, rules and regulations of the TASE (collectively, "Securities Laws"). The Company has filed all documents and information required or desirable to be filed by it under applicable Securities Laws, including without limitation, any information with regards to interested parties transactions (all such documents filed prior to the date hereof, the "Public Disclosure Documents"). The Public Disclosure Documents were true, accurate and complete as of the date filed with the TASE and/or the Israel Securities Authority (the "ISA"), as applicable, and contain all the information that is necessary pursuant to applicable Securities Laws. All of the Public Disclosure Documents, as of their respective dates, complied as to both form and content in all material respects with the requirements of applicable Securities Laws. The Company is not aware of any material information that should have been reported in accordance with applicable Securities Laws, which was not reported by the Company.

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3.3.
Financial Statements. The Company's audited financial statements for the year ended December 31, 2011 and the reviewed financial statements as of September 30, 2012 (the "Balance Sheet Date" and the "Financial Statements", respectively) are complete, true and accurate in all material respects, are in accordance with the books and records of the Company and adequately and fairly present the financial condition, results of operations, and the cash flows of the Company as of the relevant dates and for the relevant periods. The financial statements as of December 31, 2011 and the financial statements as of September 30, 2012 were prepared in accordance with International Financial Reporting Standards ("IFRS"), applied on a consistent basis. Except as set forth in the Financial Statements, as of the Balance Sheet Date, the Company is not a guarantor of any debt or obligation of another, nor has the Company given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Company. Other than as set forth in the Public Disclosure Documents, since the Balance Sheet Date and other than in the ordinary course of business, there has not been: (i) any material adverse change in the assets, liabilities, condition (financial or otherwise) or business of the Company; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties or business operations of the Company; (iii) any waiver by the Company of a valuable right or of a material debt owed to it; (iv) any material change in any compensation arrangement or agreement with any employee of the Company; any loans made by the Company to its employees, officers, or directors; or (v) any sale, transfer or lease of, or mortgage or pledge or imposition of lien on, any of the Company’s material assets other than the sale and/or lease of goods and inventory in the ordinary course of business. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business, and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not be reasonably expected to have a material adverse effect on the Company’s business, prospects, condition (financial or otherwise), affairs, operations or assets (a "Material Adverse Effect"). The Company maintains and will continue to maintain, to the extent required by applicable law, a standard system of accounting established and administered in accordance with IFRS.

3.4.
Authorization; Approvals. Except for the approval of the Company's shareholders, to be received as a condition to Closing, all corporate action on the part of the Company necessary for the authorization, execution, delivery, and performance of the Company's obligations under this Agreement and for the authorization, issuance, and allotment of the Purchased Shares, the Warrant and the Warrant Shares being sold under this Agreement has been completed, prior to the date hereof. Except for the approval of the Company's shareholders and the TASE Approval (as defined below), both to be received as a condition to Closing, the Company has received all consents, approvals, authorizations or permits which are required in connection with the consummation by the Company of the transactions contemplated by this Agreement, such approvals are listed in Schedule 3.4 hereto. Subject to the fulfillment of the conditions set forth in Section 6.1 below, this Agreement constitutes the valid and legally binding obligation of the Company, legally enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

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3.5.
Capitalization. The authorized capital stock of the Company consists of 250,000,000 Ordinary Shares, of which 90,234,732 shares are issued and outstanding as of the date hereof. All outstanding Ordinary Shares have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable. No securities issued by the Company from the date of its incorporation to the date hereof were issued in violation of any statutory or common law preemptive rights. There are no dividends which have accrued or been declared but are unpaid on the Ordinary Shares. All taxes required to be paid by the Company in connection with the issuance and any transfers of Ordinary Shares have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any person in connection with any and all issuances of securities of the Company from the date of the Company’s incorporation to the date hereof have been obtained or effected, and all securities of the Company have been issued and are held in accordance with the provisions of all applicable Securities Laws or other applicable laws. Except as set forth in the Public Disclosure Documents, there are no outstanding (a) securities, notes or instruments convertible into or exercisable for Ordinary Shares or other equity interests of the Company or its Subsidiary; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of the Company or its Subsidiary, or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Company or its Subsidiary of any capital stock or other equity interests of the Company or its Subsidiary, any such securities or instruments convertible or exercisable for securities or any such options, warrants or rights. Except as set forth in the Public Disclosure Documents, neither the Company nor its Subsidiary has granted anti-dilution rights to any person or entity in connection with any outstanding option, warrant, subscription or any other instrument convertible or exercisable for the securities of the Company or the Subsidiary. No holder of Ordinary Shares possesses any preemptive rights in respect of the Purchased Shares, the Warrant or Warrant Shares to be issued to the Investor, as applicable.

3.6.
Compliance with Other Instruments. The Company is not in default under its Articles of Association (the "Articles") or other documents under which the Company is bound, which default, in any such case, could reasonably be expected to have a Material Adverse Effect. The Company has received no valid notice from the TASE of any intention to delist its securities from trading and/or transfer the Company’s securities to a watch list, and has no reason to believe that the issuance of the Purchased Shares, the Warrant and/or the Warrant Shares would cause any of the Company's securities to be delisted from trading or transferred to a watch list.

3.7.
Subsidiaries. The Company is the sole member of Medigus USA LLC, a limited liability corporation incorporated in Delaware, USA (the "Subsidiary"). The Company does not own any of the issued and outstanding share capital of any other company, and is not a participant in, nor does it hold any interest in any partnership, joint venture or other business association or organization. There are no contracts, arrangements or commitments providing for the issuance or granting to the Company of, or the purchase by the Company of, any share capital or any other interest in any company, partnership, joint venture or other business association or organization.

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3.8.
No Breach. Neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Company's Articles (as defined above), or other governing instruments of the Company, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign by which the Company is bound, (iii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, or (iv) to the Company's knowledge, any applicable law, to the effect that any of the foregoing could reasonably be expected to have a Material Adverse Effect.

3.9.
The Purchased Shares and the Warrant Shares. Subject to the fulfillment of the conditions set forth in Section 6.1, the Company is entitled to and shall issue and allot the Purchased Shares, the Warrant and the Warrant Shares to the Investor on the terms and subject to the conditions set out in this Agreement. The Purchased Shares and the Warrant Shares, when issued and allotted in accordance with this Agreement will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights, and will have all the rights, privileges, and restrictions set forth in the Company's Articles and under applicable law, and will be free and clear of any liens, claims, encumbrances or third party rights of any kind (except as specified in the Articles and the lock-up restrictions as detailed in Section 4.3 below) and duly registered in the name of the Company's registration company in the Company's register of shareholders and the actions contemplated under Section 7 shall have been completed.

3.10.
Registration for Trade in the TASE. The Purchased Shares and the Warrant Shares shall be registered for trading in the TASE in accordance with applicable Securities Laws, and, with respect to the Warrant Shares, in the manner set forth in the Warrant.

3.11.
Contracts. The Company is not in material breach of or default under, and has no knowledge of any breach or anticipated breach of any other party to, any material contract or agreement to which the Company is a party or by which the Company or any of its assets or properties is bound. All of such agreements and contracts are valid, binding and in full force and effect, without any material violation, breach or default of the Company thereunder. The Company has not received notice nor does it have reasonable grounds to believe that any party to any such agreement or contract intends to cancel or terminate any such agreement or contract or to exercise or not exercise any options thereunder or to seek a renegotiation or adjustment of any material provisions thereof.

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3.12.	Intellectual Property.

3.12.1.
To the Company's knowledge following due inquiry, the Company has sufficient title and ownership of, or has obtained the rights to use, free and clear of all liens and claims, all of the Company's patent rights, trademark rights, service mark rights, trade name rights, copyrights (whether or not registered), and, to the extent necessary, all applications, registrations, licenses and rights with respect to any of the foregoing: trade secrets, proprietary rights and processes, any inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, supplier lists, any industrial designs and any registrations and applications therefor, Internet domain names or addresses, files, records and data, any schematics, and any rights in prototypes, any databases and data collections and any rights therein, any rights of inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and any tangible embodiments of the foregoing (the "Intellectual Property") necessary for its and the Subsidiary’s business as now conducted and as presently proposed to be conducted .

3.12.2.
To the Company's best knowledge, the Intellectual Property is not infringing upon or violating any right, lien, or claim of any third party nor will the conducting of the Company’s and the Subsidiary's business and use of the Company's Intellectual Property, interfere, infringe upon, misappropriate or otherwise come into conflict with any intellectual property rights of any third party.

3.12.3.
The Company has not licensed any Intellectual Property on a non-exclusive or exclusive basis, nor has the Company entered in to any covenant not to compete in any market, field or application or geographical area or with any third party, except as set forth in Schedule 3.12.3.

3.12.4.
To the Company’s knowledge, no intellectual property will be necessary for the Company’s and the Subsidiary's business, as now proposed to be conducted, other than intellectual property which either can be developed independently by the Company with reasonable efforts and resources, or licensed from a third party on commercially reasonable terms and conditions.

3.12.5.
The Intellectual Property has not been and is not subject to any actual or, to the knowledge of the Company, threatened, litigation, proceeding, or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the Company's and/or the Subsidiary's use, transfer, or licensing thereof or that may affect the validity, use or enforceability thereof, except as set forth in Schedule 3.12.5. To the knowledge of the Company, there is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates the Company and/or the Subsidiary to grant licenses or any ownership interest in any future Intellectual Property. Neither the Company nor the Subsidiary has received any written notice or claim, or an oral notice or claim, challenging or questioning the Company’s ownership in any Intellectual Property or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Company’s knowledge, is there a reasonable basis for any such claim.

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3.12.6.
Neither the Company nor the Subsidiary has made any claim of any violation or infringement by others of its rights in the Intellectual Property, and the Company has no knowledge of any infringement giving right to such claims.

3.12.7.
All current and former employees and consultants of the Company have entered into a written agreement with the Company regarding non-disclosure of confidential information, and assignment to the Company of all rights in the Intellectual Property developed in the course of their employment by the Company or engagement with the Company for development of such Intellectual Property, and the following employees and consultants of the Company have executed valid and effective waivers of any rights to receive royalties or other payments in connection with the commercialization of such Intellectual Property: Dr. Elazar Sonnenschein, D.L.L.D Consulting Ltd., Dr. Aviel Roy-Shapira and Menashe Sonnenchein.

3.12.8.
To the Company's best knowledge including after reviewing all applicable prior engagement agreements and approvals of employees and confirmation of all employees and consultants, none of the Company's current or former employees and consultants are bound by any obligation towards any third party (including any other employer, hospital, Health Maintenance Organizations (Kupat Holim) or university) such that such third party may have any right or claim with respect to Intellectual Property developed, invented, discovered, derived, programmed or designed by such employee or consultant. No facilities, of a governmental hospital, HMO, university, college, or other educational, academic, or military institution or research center were used by the Company or any of its employees or service providers in the development of any of its Intellectual Property, with the exception of medical and clinical facilities in which clinical and pre-clinical tests and trials have been conducted, which have no right or claim with respect to the Company's Intellectual Property pursuant to the terms of engagement therewith.

3.12.9.
None of the representations and warranties in this Section 3.12 shall be deemed untrue or inaccurate due to the Company's membership in and activities relating to the "Biomedical Photonics" MAGNET consortium established under the auspices of the Chief Scientist, nor due to the Company's activities relating to the R&D plan approved by the EUREKA network and the Chief Scientist in collaboration with Qioptic GmbH, for the development of an endoscope for dental use, to the extent such activities are set forth in the Public Disclosure Documents.

3.13.
Litigation. No action, proceeding or governmental inquiry or investigation is pending or, to the Company’s knowledge, threatened against the Company or any of its officers, or directors (in their capacity as such) before any court, arbitration board or tribunal or administrative or other governmental agency (i) for an amount currently estimated, in the aggregate, to exceed $20,000, or (ii) that might result, either individually or in the aggregate, in any Material Adverse Effect. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

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3.14.
Taxes. The Company has accurately prepared and timely filed all tax returns and reports required by it under applicable law, to the extent required, paid all taxes that are due and payable, and paid or accrued all taxes for which a notice of assessment or collection has been received. No taxing authority has asserted any claim for Taxes, or is threatening any claim for taxes that would have a material adverse effect on the Company. The Company has withheld and paid over to appropriate governmental authorities or are holding for payment all taxes required by law to have been withheld or collected. There are no liens for taxes on the assets of the Company other than liens that individually or in the aggregate would not have a material adverse effect. No jurisdiction in which the Company does not file tax returns has claimed that the Company is required to file tax returns or pay taxes in such jurisdiction. The Company has not made any elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have an adverse effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or assets. The Company is not currently liable for any tax (whether income tax, capital gains tax, or otherwise).

3.15.
Insurance. The insurance policies providing insurance coverage to the Company including for product liability are reasonably adequate for the business conducted by the Company and are, to the Company's knowledge, sufficient for compliance by the Company with all requirements of law and all material agreements to which the Company is a party or by which any of its assets are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all material terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Company an intention to cancel any such policy.

3.16.
Permits. The Company has permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such permits, licenses or other similar authority.

3.17.
Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with the transactions contemplated hereby.

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3.18.
Voting Agreements. Except for the Undertaking Letter and the Shareholders' Agreement dated February 2006 referred to in section 4 of the Undertaking Letter, to the Company’s knowledge, no voting agreements exist among its shareholders.

3.19.
Environmental Matters. The operations and other properties of the Company are, and at all times within the period of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) have been, in compliance in all material respects with, and not subject to pending or threatened liability under, all applicable environmental laws and permits issued thereunder. No substance identified or regulated pursuant to any environmental law, including, without limitation, any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant or petroleum or any fraction thereof, has been released in a reportable quantity or has otherwise come to be located on, at, proximate to or beneath any real property currently or formerly operated, leased, or used the Company. No facts or circumstances exist and no event or condition is occurring or has occurred with respect to the Company relating to any environmental law, any release of any hazardous substance, or the Company's compliance with current requirements of environmental law, that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Company.

3.20.
Labor. The Company is in compliance in all material respects with all applicable laws, policies, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax authorities of all sums required to be withheld from employees or persons deemed to be employees under applicable tax laws. The Company has paid all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof. All of Company’s employees are parties to employment agreements, non-competition and confidentiality agreements with the Company, and all of the Company’s consultants who have access to the Company’s Intellectual Property are subject to consulting agreements and confidentiality agreements with the Company.

3.21.
Interested Parties Transactions. Except as described in the Public Disclosure Documents, there are no transactions or proposed transactions between the Company and any other person or entity that is at the date of such transaction or at the date of this Agreement an Interested Party (as defined in the Companies Law), and no Interested Party, employee, shareholder, officer or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.

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4.	Representations, warranties and covenants of the Investor

The Investor hereby represents and warrants to the Company and acknowledges that the Company is specifically relying on each of the representations and warranties provided below:

4.1.
Organization. The Investor is duly organized and validly existing under the laws of the state of Israel, and has full power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

4.2.
Authorization; Approvals. All action on the part of the Investor necessary for the authorization, execution, delivery, and performance of the Investor's obligations under this Agreement and for the purchase of the Purchased Shares under this Agreement has been or will be taken prior to the date hereof. This Agreement constitutes the valid and legally binding obligations of the Investor, legally enforceable against the Investor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

4.3.
Lock Up. The Investor is aware of the fact that the Purchased Shares and Warrant Shares are subject to certain lock-up restrictions under the Securities Laws, and the transfer of the Purchased Shares and any Warrant Shares shall be subject to such restrictions. The Investor undertakes to comply with all such restrictions with respect to the Purchased Shares and the Warrant Shares.

4.4.	Financial Resources. The Investor has available all the financial resources necessary to meet its obligations and to pay the Purchase Price to the Company.

4.5.
Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Investor is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Investor in connection with the transactions contemplated by this Agreement.

4.6.
No Voting Agreements. Except for the Undertaking Letter, the Investor is not a party to any agreement or arrangement, whether written or oral, between the Investor and any of the Company's shareholders as of the date hereof or a corporation in which the Company's shareholders are an Interested Party (as defined in the Companies Law) as of the date hereof, regulating the management of the Company, the shareholders' rights in the Company, the transfer of shares in the Company, including any voting agreements, shareholder agreements or any other similar agreement even if its title is different or has any other relations or agreements with any of the Company's shareholders, directors or officers.

4.7.
Independent Advice. Without derogating from the representations and warranties set forth in Section 3, the Investor has obtained the advice of its own advisors, legal counsel and accountants and reviewed the Public Disclosure Documents.

4.8.
No Breach. Neither the execution and delivery of this Agreement nor compliance by the Investor with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Investor's governing instruments, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign by which the Investor is bound, (iii) any agreement, contract, lease, license or commitment to which the Investor is a party or to which it is subject, or (iv) to the Investor's knowledge, any applicable law, to the effect that any of the foregoing could reasonably be expected to have a Material Adverse Effect.

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5.	Purchase and Sale of Purchased Shares and grant of the Warrant

5.1.
Closing. The purchase of the Purchased Shares, the issuance and allotment of the Purchased Shares by the Company, the registration of the Purchased Shares in the register of shareholders of the Company and the grant of the Warrant to the Investor, shall take place at the Closing (the "Closing") to be held at the offices of Fischer, Behar, Chen, Well, Orion & Co., not later than the tenth day (or the first Business Day (as defined in Section 10.1 below) thereafter if not a Business Day) following the fulfillment of the Conditions to Closing (as defined below), or such other date, time and place as the Company and the Investor shall mutually agree in writing (the "Closing Date").

5.2.
Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

5.2.1.
Deliveries of the Company. The Company shall deliver to the Investor (i) true and correct copies of the resolutions of its board of directors and its general meeting, as necessary and applicable, authorizing the transactions contemplated hereby, including the issuance and allotment of the Purchased Shares and the grant of the Warrant against payment of the Purchase Price; (ii) a certificate signed on behalf of the Company by an executive officer of the Company, confirming that the representations and warranties of the Company included herein are true and correct in all material respects as of the Closing Date, in the form attached hereto as Exhibit C; (iii) a letter from the chairman of the Company's board of directors pursuant to Section 282 of Companies Law confirming that all approvals required by the Company for the contemplated transactions have been obtained, in the form attached hereto as Exhibit D, and (iv) a legal opinion from the outside legal counsel of the Company in the form attached hereto as Exhibit E.

5.2.2.
Purchase of the Purchased Shares. At the Closing, the Company shall issue to the Investor the Purchased Shares and the Warrant free and clear of any liens, encumbrances or any other third party rights. The Purchase Price shall be paid by the Investor in US dollars, by way of a bank wire to the Company's bank account, pursuant to wiring instructions to be given in writing by the Company prior to the Closing.

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5.2.3.
Documentation of Investors as Shareholder of Company. At the Closing, and subject to the payment in full of the Purchase Price by an Investor, the Company shall update its registry of shareholders according to section 5.2.1 above.

5.2.4.	Appointment of Board Members. The following persons shall be nominated as board members of the Company: Mr. Nissim Darvish, Ms. Anat Naschitz, Mr. Erez Chimovits and Mr. Chris Rowland.

5.2.5.	Indemnification Agreement. The Company shall grant a signed indemnification undertaking to each of the directors nominated upon Closing in the form attached hereto as Exhibit F.

6.	Conditions to Closing

6.1.	Mutual Conditions. The obligations of the Investor and the Company to complete the transactions contemplated herein are subject to the fulfillment of the following conditions at or before the Closing:

6.1.1.
No Actions. There shall be no action taken under any existing applicable laws of any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that (a) makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the transactions contemplated herein, or (b) results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein; it is agreed that the issuance of a "position notice" (הודעת עמדה) by a shareholder of the Company with respect to the transaction contemplated hereunder shall not be deemed an action preventing fulfillment of this closing condition;

6.1.2.
Shareholders Approval. The Company shall have received the approval of the Company's general meeting in accordance with the requirements of Section 274 or 275 of the Companies Law, which are necessary or required to enter into this Agreement and to consummate the transaction contemplated hereby, to issue the Purchased Shares and to grant the Warrant to the Investor at the Closing;

6.1.3.
TASE Approval. The Company shall have obtained the TASE's (a) approval and authorization to the issuance of the Purchased Shares and the listing thereof on TASE upon consummation of the Closing and (b) approval in principle, subject to the exercise of the Warrant, to the issuance of the Warrant Shares and the listing thereof on TASE upon the exercise of the Warrant; the parties shall not withhold consent to postpone the Closing Date in the event of delays not caused by the Company in obtaining such TASE approval;

6.1.4.
Best Efforts. The parties shall use their best efforts to complete all of the foregoing conditions to Closing in a timely manner so that the Closings shall occur no later than sixty (60) days following the date hereof. To the extent that the conditions to Closing have not been completed by ninety (90) days following the date hereof and have not been waived by the relevant party in its discretion, this Agreement may be terminated upon notice by either the Company or the Investor; provided, however, that the right to terminate this Agreement under this Section shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure to fulfill the conditions to closing set forth in this Section 6. In the event that the any of the parties terminates this Agreement pursuant to this Section,  neither party will have any further obligations to or rights against any other party hereto subject to such other party having fulfilled its obligations under this Section.

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6.2.
Conditions to the Obligations of the Investor to Effect the Closing. The obligations of the Investor to effect the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by the Investor:

6.2.1.
The representations and warranties of the Company contained in this Agreement (i) which are qualified by the expression "material", "material adverse change" or "Material Adverse Effect" shall be true and correct as of the Closing Date as if made on such date, and (ii) all other representations and warranties in this Agreement which are not so qualified shall be true and correct in all material respects on the Closing date as if made on such date, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

6.2.2.	The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to Closing;

6.2.3.	Between the date of this Agreement and the date of Closing, nothing shall have occurred that has had or would be reasonably expected to have a Material Adverse Effect;

6.2.4.	The Undertaking Letter has not been terminated and is valid and in effect as of the Closing Date;

6.2.5.
The Company's board of directors shall consist of the following seven (7) directors: Dr. Nissim Darvish, Ms. Anat Naschitz, Mr. Erez Chimovits, Mr. Chris Rowland Mr. Yair Rabinovitch, Mr. Gabby Sarusi and Mr. Ori Hershkovitz. In the event of any impediment to the nomination of any such director which is not due to the absence of corporate approvals nor due to any action or inaction by the Company, then the parties shall endeavor in good faith to ensure such composition of the board or other arrangements which shall achieve the purpose of this Closing condition;

6.2.6.
The Company shall have provided the Office of the Chief Scientist of the Ministry of the Industry, Trade and Labor a notice of the issuance of the Purchased Shares and the Warrant in accordance with the terms of this Agreement.

Execution Copy

6.3.
Additional Agreements of the Company. Between the date of this Agreement and the Closing Date, the Company shall (i) conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice and in compliance with applicable laws, (ii) use its best efforts to satisfy (or cause the satisfaction of) the conditions precedent to its and the Investors’ obligations hereunder and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the transactions contemplated by this Agreement, (iii) not enter into any transaction or perform any act that might interfere with or be inconsistent with the successful completion of the transactions contemplated herein or which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or material adverse effect qualification already contained within such representation or warranty) in any material respect any of the Company’s representations and warranties set forth in this Agreement, (iv) not issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit the Subsidiary to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber) any shares of, or any options, warrants, calls, conversion privileges or similar rights of any kind to acquire any shares of it or any of its subsidiaries, other than the issue of Ordinary Shares pursuant to the due exercise or conversion of options or warrants, in each case currently outstanding in accordance with their current terms, (v) not sell, lease, license, encumber or otherwise dispose of any Intellectual Property of the Company; (vi) not enter into any material contract or arrangement by which the Company or any of its assets or properties is bound or subject and/or enter into any partnership, joint venture or any other cooperation agreements, including, without limitation, for the sale, manufacture or development of any of the Company's current and/or future products, except for such agreements made in the ordinary course of business (vii) convene a general meeting of its shareholders for the approval of the transactions contemplated under this Agreement, the appointment of the board members listed in Section 5.2.4 with effect as of the Closing and the approval of the board composition set forth in Section 6.2.5, with effect as of the Closing.

7.	Listing of Purchased Shares for Trading

As soon as practicable after the Closing, the Company shall, with respect to the Purchased Shares, in no event later than three (3) Business Days thereafter, issue to the Registration Corporation providing services to the Company ("Hevra Lerishumim") a duly executed share certificate for the number of Purchased Shares, deliver such certificate (with a copy to Investor) to the Hevra Lerishumim and instruct it to deposit the Purchased Shares in the Investor's securities account per details to be provided in writing by the Investor (the "Investor's Account"), subject to the Investor having duly and punctually complied with any requirements of applicable Securities Laws. The provisions of this Section 7 shall apply with respect to the Warrant Shares, mutatis mutandis, to the extent the Warrant is exercised.

Execution Copy

8.	[RESERVED]

9.	On-Going Reporting Obligations by the Investors

The Investor shall, at all relevant times either prior to or following the Closing, if and when required by law or regulations, duly and properly provide notices, file and/or procure the filing of any and all notices, in relation to its purchases, sales and holdings in the Company as made or in existence from time to time, and other information required under applicable law, and punctually provide copies of same to the Company, all as required by applicable law and the TASE's regulations.

10.	Miscellaneous

10.1.
Notice. The addresses of the parties to this Agreement shall be as detailed in Exhibit G. Such addresses may be changed by a notice in writing to all parties at their above designated addresses. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the next business day after personal delivery to the party to be notified, or the next business day after delivery by confirmed read email or fax transmission, or (7) days after mailed by registered mail. A business day shall be any trading day on the Tel Aviv Stock Exchange ("Business Day").

10.2.
Taxes. Each party shall bear its own costs and fees incurred by such party in connection with the negotiation and consummation of the transaction contemplated herein, including any tax payable as a result thereof.

10.3.	Indemnification.

10.3.1.
The Company agrees to indemnify and hold harmless the Investor, its affiliates, each of Investor's officers, directors, employees and agents and their respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (i) any breach or default in the performance by the Company of any covenant or agreement made by the Company in this Agreement and/or the Warrant; (ii) any breach of warranty or representation made by the Company in this Agreement and/or the Warrant; and (iii) any and all third party actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing (the "Indemnifiable Losses").

Execution Copy

10.3.2.
If a claim by a third party is made or a third party notifies an intention to make a claim, and the Investor intends to claim indemnification under this Section, the Investor shall promptly notify the Company in writing of any claim (including reasonable details of the matter relating to such claim) in respect of which the Investor or any of its subsidiaries, directors, officers, employees or shareholders intends to claim such indemnification and the Company shall have  the right to assume the defense and/or settlement thereof with counsel reasonably satisfactory to the Investor (provided that the Investor may participate in any such proceeding with counsel of its choice at its own expense), except if, in the reasonable opinion of the Investor, there is any conflict of interest between the Investor and the Company. The indemnity undertakings in this Section shall not apply to amounts paid in settlement of any Indemnifiable Losses if such settlement is effected without the prior written consent of the Investor and the Company. The failure to deliver written notice to the Company within a reasonable time after the commencement of any such action, if adversely prejudicial to its ability to defend such action, shall relieve the Company of any liability to the Investor under this Section If the Company fails to provide defense of the claim, and to diligently defend or settle the same, the Investor may defend or settle the claim without prejudice to its rights to indemnification hereunder. The Investor, its employees and agents, shall cooperate fully with the Company and its legal representatives (including taking any action the Company requires to defend or resist the claim) and provide full information in the investigation of any Indemnifiable Losses covered by this indemnification.

10.3.3.
Notwithstanding anything to the contrary contained herein, except with respect to Indemnifiable Losses based on claims of fraud, intentional misrepresentation or intentional concealment, and/or breach of the representations and warranties set forth in Section 3.1 (Organization), Section 3.4 (Authorizations; Approvals), Section 3.5 (Capitalization), Section 3.9 (The Purchased Shares and the Warrant Shares)  Section 3.12.8 (Intellectual Property), and Section 3.14 (Taxes) with respect to which no limit applies, the liability of the Company under this Section shall be limited as follows:

(a)	the amounts payable by the Company shall be limited to the consideration payable hereunder for the Purchased Shares, the Warrants and the Warrant Shares (to the extent the Warrant is exercised); and

(b)
no claim or claims shall be brought later than thirty-six months from the Closing Date, or in the event of Indemnifiable Losses based on claims of breach of the representations and warranties set forth in Section 3.12 (Intellectual Property), except for claims of breach  of the representations and warranties in sub-section 3.12.8 (with respect to which no limit applies, as set forth above), forty-eight months from the Closing Date, unless a notice of the same claim has been given during the indemnification period; and

(c)
no claim or claims shall be brought unless the aggregate amount of such claims exceeds US$5,000 in which case the Investor shall be entitled to seek compensation for all Indemnifiable Losses without regard to the limitation set forth in this Section 10.3.3(c).

Execution Copy

10.3.4.
Subject to Section 10.4 below, except with respect to claims based on fraud or intentional misrepresentation or intentional concealment, the indemnification provided in this Section (subject to the terms and limitations set forth herein) shall be the sole, final, exhaustive and exclusive remedy of the Investor from the Company in respect of any breach of any representation, warranty, covenant or undertaking of the Company under this Agreement.

10.4.
NO LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR: (i) ANY LOSS OF PROFIT; (ii) ANY LOSS OF GOODWILL; (iii) ANY LOSS OF BUSINESS OR BUSINESS OPPORTUNITY; (iv) ANY COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANY ENTITY; OR (v) ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. FOR THE AVOIDANCE OF DOUBT, ANY DECREASE IN THE VALUE OF THE PURCHASED SHARES AND/OR THE WARRANT SHARES SHALL NOT BE DEEMED AN INDIRECT OR CONSEQUENTIAL DAMAGE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION, THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION ABOVE AND IN SECTION 10.3.4, SHALL NOT APPLY TO: (i) ANY CLAIMS FOR FRAUD OR INTENTIONAL MISREPRESENTATION OR INTENTIONAL CONCEALMENT; (ii) TO THE EXTENT OTHERWISE NOT PERMITTED BY LAW, AND (iii) WITH RESPECT TO ANY CLAIMS AND/OR LOSSES RELATING TO OR RESULTING FROM A BREACH OF ANY APPLICABLE SECURITIES LAWS.

10.5.
Publications. Subject to applicable law or regulations and to the extent possible, neither the Company nor the Investor shall make any press release or other publicity about the existence of this Agreement or its terms or the transactions contemplated hereby without the prior approval of any other party to this Agreement. Subject to applicable law or regulations, the Company shall provide the Investor with a reasonable period of time to review and comment on all such press releases or public statements including, without limitation, the notice of the general meeting referred to in subsection 6.3(vii) above prior to release thereof. Subject to the requirements by applicable law or regulations, the parties agree to issue jointly or concurrently with the other parties a press release with respect to this Agreement as soon as practicable, in a form acceptable to each party. Each of the parties agrees not to make any public statement that is inconsistent with such press release (other than to the extent superseded by a subsequent press release or public filing)

10.6.
Waiver/Amendment. Any term of this agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively, and either generally or in a particular instance) only in writing by all parties. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

Execution Copy

10.7.
Governing Law; Venue. This Agreement shall be governed by the Laws of the State of Israel, without regard to conflict of law principles thereof, and the competent courts of Tel-Aviv shall have exclusive jurisdiction in all matters relating to this Agreement and the Transaction, to the exclusion of any other jurisdiction.

10.8.
Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

10.9.
Expenses. The Company shall reimburse the Investor upon the Closing for the Investors' legal fees and other expenses incurred with respect to transaction set forth in this Agreement in the amount of fifty thousand US Dollars ($50,000) plus Value Added Tax.

10.10.
Exchange Rate. To the extent that in connection with any payment under this Agreement, a conversion of either United States Dollars ("US$") to New Israeli Shekels ("NIS"), or of NIS to US$ shall be required, any conversion shall be made in accordance with the most recent representative exchange rate ('shaar yatzig') published by the Bank of Israel immediately prior to such payment. However, for conversion of the Purchase Price to NIS for the purpose of determining the quantity of Purchased Shares hereunder, the representative exchange rate published by the Bank of Israel on the date on which the Company's shareholders general meeting convenes for the approval of the transactions contemplated herein is held shall apply, or, in the case no rate is published on that date for any reason, the representative exchange rate published most recently prior to such date.

10.11.
Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.12.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

Execution Copy

AS WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

_____________________________________ Medigus Ltd. By:______________________ Title:____________________

_____________________________________
OrbiMed Israel Partners,
Limited Partnership

By: OrbiMed Israel Biofund GP, L.P., its general partner; and

By: OrbiMed Israel GP Limited, its general partner

By: _________________
Name: _________________
Title:_________________

By: _________________
Name: _________________
Title:_________________

***
Signature Page to OrbiMed-Medigus Share Purchase Agreement

Execution Copy

Schedule 3.4

(a) Approval by the Company's compensation committee (for insurance, indemnification and excuplation of the directors nominated upon Closing pursuant to Section 5.2.5).

(b) Approval by the Company's audit committee and board of directors.

Execution Copy

Schedule 3.12.3

Pursuant to the Supply Agreement dated January 10, 2010 ("Supply Agreement") between the Company and Voyage Medical, Inc. ("VMI"), Voyage was granted an exclusive license, during the term of the agreement, to Supplier Project IP (as defined in the Supply Agreement) solely within the Customer Field (as defined in the Supply Agreement), and the Company undertook, during the term of the agreement and one year thereafter, not to compete with the business activities of VMI in the aforesaid Customer Field, all as set forth in the Supply Agreement and its amendment dated December 2010.

Execution Copy

Schedule 3.12.5

(a)
Commencement of review of two patent applications in Canada, relating to "Multiple View Endoscopes" and "Ultrasound Positioning", respectively, were suspended by the Company for a period of 5 years, from 2001; applications to recommence review were filed in 2006.

(b)	The Company abandoned trademark registration applications for the mark "Medigus" in the United States, Canada and Europe, due to third party objections.

(c)	A trademark registration application for the mark "Introspicio" was filed in Canada, but in the absence of medical use of the trademark in Canada for three years, the application was dismissed.

Execution Copy

To:
OrbiMed Israel Partners Limited Partnership.

Undertaking Letter

Reference is made to the share purchase agreement (the "Share Purchase Agreement") entered into simultaneously with the execution of this Letter of Undertaking (this "Letter"), and to which this Letter is attached as Exhibit A, by and between Medigus Ltd. (the "Company"), and OrbiMed Israel Partners Limited Partnership ("OrbiMed"). In connection with the Share Purchase Agreement and as a condition to OrbiMed's consent to enter into and be bound by the Share Purchase Agreement, each of the undersigned (individually, a "Current Shareholder" and collectively, the "Current Shareholders") hereby irrevocably undertakes, as of the date of the closing of the Share Purchase Agreement (the "Closing Date") and until the earlier of: (i) the three years anniversary of the Closing Date, or (ii) the date on which OrbiMed's voting rights resulting from the Ordinary Shares of the Company, par value NIS 0.01 each ("Ordinary Shares"), held directly by OrbiMed, increase to more than 45% of the aggregate voting rights of the Company (the "Undertaking Period"), as follows:

1.
To vote at any regular or special meeting of the Company's shareholders (including by proxy) all of the Company's shares that such Current Shareholder owns, or as to which such Current Shareholder has voting power (such shares, together with any other options, warrants, convertible securities and/or shares of the Company acquired by such Current Shareholder following the date hereof and during the Undertaking Period (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like), being collectively referred to herein as the "Subject Securities"), in the following manner:

1.1
to determine that the size of the Company's board of directors (the "Board") shall be set at seven (7) directors or such other number as OrbiMed may decide upon and notify the Current Shareholders in writing.

1.2
in any election of directors to the Board, to elect four (4) directors nominated by OrbiMed, of which, beginning from the first Company's shareholders meeting convened for the replacement or designation of the directors nominated by OrbiMed, two (2) shall be "industry experts", as shall be determined by OrbiMed. In addition, one (1) of the four directors, as determined by OrbiMed, shall be elected to serve as the Chairman of the Board.

1.3
with respect to any other matter brought for the approval of the Company's shareholders, in accordance with OrbiMed's instructions, to be provided to the Current Shareholders in writing at least three (3) days prior to each shareholders meeting, provided with respect to each such matter that it will not be unreasonable that the Current Shareholders vote in accordance with OrbiMed's instructions regarding such matter.

Execution Copy

2.
Not to (i) cause or permit any Transfer (as defined below) of any of the Subject Securities held by such Current Shareholder as of the date hereof (including, without limitation, any rights or shares that may be issued to such Current Shareholder following the date hereof and during the Undertaking Period, as a result of its holding of such Subject Securities, in connection with any exercise of options held by such Current Shareholder as of the Closing, stock split, stock dividend, recapitalization, reorganization, rights issuance or the like) or enter into any agreement, option or arrangement for the Transfer of any of such Subject Securities; (ii) deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Securities, or (iii) in any way, grant any other person any right whatsoever with respect to the voting or disposition of the Subject Securities, unless, in any of the events set forth in subsections (i)-(iii) above, OrbiMed has approved the identity of the transferee in advance and in writing (OrbiMed shall not unreasonably withhold its consent) and the transferee shall have executed an undertaking to be bound by all terms and conditions of this Letter, in a form acceptable to OrbiMed and delivered such undertaking to OrbiMed prior to the Transfer of any Subject Securities. For purposes hereof, a Current Shareholder shall be deemed to have effected a "Transfer" of Subject Securities if such Current Shareholder directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of such Subject Securities, or any interest in such Subject Securities, or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the provisions set forth above, following the six (6) month anniversary of the Closing Date (the "Cliff Date"), the Current Shareholders, together, shall be allowed to Transfer up to [__] (the "Gap Shares"), per each calendar quarter, for a period of six calendar quarters commencing on the Cliff Date (the "Transfer Period"), with each Current Shareholder Transferring its proportional portion of the Gap Shares, as set forth in Exhibit B hereto [__], provided that Current Shareholders may assign their rights to Transfer Gap Shares among themselves; and further provided, that (a) such Transfer shall not cause, in any event, the voting rights resulting from the Ordinary Shares held directly by OrbiMed together with the voting rights resulting from the remaining Subject Securities held directly by the Current Shareholders following such Transfer, to decrease to less than 45% of the aggregate voting rights in the Company, and (b) any Transfer of any Subject Securities by a Current Shareholder shall be conditional upon provision of written notice of its intention to Transfer such Subject Securities to the Company's corporate secretary or chief financial officer, in the form attached hereto as Exhibit C, and upon receipt of written confirmation by such officer that the Transfer is not in breach of the undertakings provided herein; a copy of such confirmation or denial shall be sent concurrently to OrbiMed (the "Confirmation"). Following receipt of such Confirmation, the Current Shareholder may Transfer the Subject Securities pertaining to such Confirmation as follows: (a) to the extent the Confirmation is provided to the Current Shareholder prior to the beginning of a certain trading day on the TASE, during such trading day, or (b) to the extent the Confirmation is provided to the Current Shareholder following the beginning of a certain trading day on the TASE, during such trading day and the following trading day. The Confirmation by the corporate secretary or chief financial officer with respect to the required Transfer shall not relieve such Current Shareholder of any of its undertakings under this Section 2 or any breach thereof. Any of the Gap Shares not Transferred during any applicable quarter of the Transfer Period may only be Transferred by the Current Shareholders in an off market transaction made during the subsequent quarter at a price per share reflecting a discount of no more than 7.5% against the Company's price per share on the TASE at the date of such Transfer. Additionally, in the event that a Current Shareholder shall not Transfer any Gap Shares during any four quarters of the Transfer Period, then the Transfer Period shall be extended by three additional quarters and such non-Transferred Gap Shares may be Transferred by such Current Shareholder in equal portions during each of the three quarters during such extended period.

Execution Copy

3.
In addition to the foregoing, in the event that OrbiMed (or a transferee which is party to a voting agreement with OrbiMed similar to the provisions hereof) shall Transfer any percentage of its Ordinary Shares (except to a transferee which is deemed under Israeli securities laws to be a joint holder of such Ordinary Shares with OrbiMed) (the "Sold Percentage"), then the Current Shareholders shall be entitled to Transfer, together, such quantity of Ordinary Shares, regardless of the resultant holdings balance, representing the same Sold Percentage out of the total Ordinary Shares held by them together as of the date of such Transfer, in proportion to their holdings of the Subject Securities.

4.
Each of the Current Shareholders represents and warrants that (i) the Subject Securities of such Current Shareholder are as set forth in Exhibit A attached hereto; (ii) such Current Shareholder has the full legal capacity, power and authority to execute and deliver this Letter and to perform the transactions contemplated hereby; (iii) as of the Closing Date, the Shareholders Agreement entered by and among the Current Shareholders dated February 2006 (the "Previous Agreement") shall be null and void and have no further force and effect whatsoever, and (iv) except for the Previous Agreement which would be terminated as set forth above, such Current Shareholder is not a party to any shareholders agreement, voting arrangement or any other arrangement with respect to his holdings in the Company and all Subject Securities held by such Current Shareholder are not subject to any voting arrangement or any other arrangement which would contradict such Current Shareholder's obligations under this Letter.

5.
Without limiting Section 2 hereof in any way, each Current Shareholder agrees that this Letter and the obligations hereunder shall attach to the Subject Securities from the date hereof through the Undertaking Period and shall be binding upon any person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including the Current Shareholder’s heirs, guardians, administrators or successors, and the Current Shareholder further agrees to take all actions necessary to effectuate the foregoing.

6.	This Letter may not be amended without the written consent of OrbiMed and all Current Shareholders.

7.	All the provisions of this Letter by or for the benefit of the Current Shareholders or OrbiMed shall bind and inure to the benefit of their respective successors and assigns.

8.
This Letter shall be governed by and construed in accordance with the laws of the State of Israel, without regard to conflicts of law principles thereof, and the competent courts of Tel-Aviv shall have exclusive jurisdiction in all matters relating to this Letter, to the exclusion of any other jurisdiction.

9.	This Letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

AS WITNESS WHEREOF the parties hereto have caused this Letter to be executed as of the date first above written.

CURRENT SHAREHOLDERS

Elazar Sonnenschein

Menashe Sonnenschein

Aviel Roy Shapira

Ester and Kfir Luzzatto

ACCEPTED AND AGREED
Orbimed Israel Partners, limited partnership
By: OrbiMed Israel Biofund GP, L.P., its general partner; and
OrbiMed Israel GP Limited, its general partner
By: _________________ Name: _________________ Title:_________________

Execution Copy

Exhibit A

Holder Name	Number of Ordinary Shares	Number of Options/Warrants to Purchase Ordinary Shares
Elazar Sonnenschein	5,753,383.55	450,000
Menashe Sonnenschein	5,982,425.39	297,750
Aviel Roy Shapira	6,628,290.91	126,000
Esther and Kfir Luzzatto	4,420,000	0
Yair Rabinovitch	1,552,915.90	413,000

Execution Copy

Exhibit B

Holder Name	Number of Subject Securities that may be Transferred at each Quarter	Total Subject Securities that may be Transferred during the Transfer Period
Elazar Sonnenschein	224,639	1,347,837
Menashe Sonnenschein	233,582	1,401,494
Aviel Roy Shapira	258,800	1,552,800
Esther and Kfir Luzzatto	172,578	1,035,467
Yair Rabinovitch	60,633	363,799

Execution Copy

EXHIBIT C

Date: ______
To:
Corporate Secretary / Chief Financial Officer
Medigus Ltd.

Re: Notice of Intention to Transfer Securities of Medigus Ltd.

Reference is made to Section 2 to the Letter of Undertaking (ths "Letter"), executed by the undersigned on January 3rd, 2013.

All capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Letter.

I hereby inform you of my intent to Transfer [__] of my Subject Securities representing [__] % of the voting rights in Medigus Ltd. (the "Company"), such that following the Transfer, the voting rights resulting from the Ordinary Shares held directly by OrbiMed together with the voting rights resulting from the remaining Subject Securities held directly by the Current Shareholders (including the undersigned) will represent [__] % of the aggregate voting rights in the Company.

Please confirm that such Transfer will not be in breach of the terms of the Letter.

Sincerely
[NAME OF CURRENT SHAREHOLDER]

Execution Copy

MEDIGUS LTD.

WARRANT

dated as of March 3, 2013

THIS CERTIFIES THAT, for value received and subject to obtaining the TASE approval, OrbiMed Israel Partners Limited Partnership or its successors or permitted assigns (such Person and such successors and assigns each being the “Warrant Holder” with respect to the Warrant held by it), at any time prior to the Expiration Date (as herein defined), is entitled (a) to subscribe for the purchase from Medigus Ltd. (the “Company”) 39,945,474 Shares, at a price per Share equal to the Exercise Price (as herein defined), and (b) to the other rights set forth herein; provided that the number of Shares issuable upon any exercise of this Warrant and the Exercise Price may be adjusted and readjusted from time to time in accordance with Section 4. By accepting delivery hereof, the Warrant Holder agrees to be bound by the provisions hereof.

Execution Copy

IN FURTHERANCE THEREOF, the Company irrevocably undertakes and agrees for the benefit of Warrant Holder as follows:

Section 1. Definitions and Construction.

(a) Certain Definitions. As used herein (the following definitions being applicable in both singular and plural forms):

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, and with respect to the Warrant Holder, an Affiliate shall also include any investors of the Warrant Holder from time to time.

“Business Day” means any trading day on the Tel Aviv Stock Exchange.

“Corporate Reorganization” shall have the meaning assigned to it in the Share Purchase Agreement.

“Exercise Amount” means for any number of Warrant Shares as to which this Warrant is being exercised the product of (i) such number of Warrant Shares times (ii) the applicable Exercise Price.

“Exercise Price” means an amount in New Israeli Shekels (calculated pursuant to Section 9(l) below) equivalent to (i) 125% of the PPS per every Warrant Share acquired during the first 18 months following the Closing Date, or (ii) 150% of the PPS per every Warrant Share if exercised following the 18 month anniversary of the Closing Date but in any event prior to the 36 month anniversary of the Closing Date, as adjusted from time to time pursuant to Section 4 to this Warrant.

“Expiration Date” means March 2, 2016 [36 month anniversary of the Closing Date]

“Fair Market Value” means, with respect to each Ordinary Share:

(i)
if the Ordinary Share is traded on the TASE or other stock exchange, the fair market value shall be deemed to be the average of the closing prices over a ten (10) trading days period ending three Business Days before the day the current Fair Market Value of the securities is being determined; or

(ii)
if at any time the Ordinary Share is not listed on any securities exchange, the Fair Market Value of Ordinary Share shall be the product of the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for Ordinary Share sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors, unless prior to the applicable exercise date the Company shall become subject to a Corporate Organization or a Tender Offer, in which case the Fair Market Value of Ordinary Share shall be deemed to be the per share value received by the holders of the Company's Ordinary Shares pursuant to such Corporate Reorganization or Tender Offer.

“Permitted Transferee” of the Warrant Holder means any of the following (no paragraph shall be deemed to derogate from the scope of any other paragraph): (a) a transferee by operation of law; (b) wholly owned corporation of the Warrant Holder; (c) a Person who is an Affiliate of the Warrant Holder; (d) if such Warrant Holder is a limited or general partnership, its partners, affiliated partnerships managed by the same management company or managing (general) partner or by an entity that is Affiliated with such management company or managing (general) partner, and (d) a well-known financial institution.

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“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PPS” shall have the meaning assigned to the term "Price Per Share" in the Share Purchase Agreement.

“Shares” means the Company's currently authorized Ordinary Shares, NIS 0.01 par value per share, and shares of any other class or other consideration into which such currently authorized share capital may hereafter have been changed.

“Share Purchase Agreement” means the Share Purchase Agreement by and between the Warrant Holder and the Company dated January 3rd, 2013.

“TASE” means the Tel Aviv Stock Exchange.

“Warrant” means, as the context requires, this warrant and any successor warrant or warrants issued upon a whole or partial transfer or assignment of any such Share purchase warrant or of any such successor warrant.

“Warrant Shares” means the number of Shares issued or issuable upon exercise of this Warrant as set forth in the introduction hereto, as adjusted from time to time pursuant to Section 4 to this Warrant, or in the case of other Warrants, issuable upon exercise of those Warrants.

Section 2. Exercise of Warrant.

(a) Exercise and Payment. The Warrant Holder may exercise this Warrant in whole or in part, at any time or from time to time on any Business Day on or prior to the Expiration Date, by delivering to the Company a duly executed notice (a “Notice of Exercise”) in the form of Exhibit A and by payment to the Company of the Exercise Price per Warrant Share, at the election of the Warrant Holder, either:

(A) by wire transfer of immediately available funds to the account of the Company in an amount equal to the Exercise Amount; or,

(B) by receiving from the Company, for no consideration (except for NIS 0.1 per each such Warrant Share or such other mandatory minimal exercise price as determined from time to time by the TASE or other authority), the number of Warrant Shares as determined below:

X = Y(A-B)

              A

Where: X = the number of Ordinary Shares to be issued to the Warrant Holder.

Y = the number of Ordinary Shares requested to be exercised under this Warrant

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A = the Fair Market Value of one (1) Ordinary Share at the time of issuance of such Ordinary Shares.

B = the applicable Exercise Price less NIS 0.1 or such other mandatory minimal exercise price as determined from time to time by the TASE or other authority), if paid in cash on account of the Exercise Price.

or;

(C) any combination of the foregoing. For all purposes of this Warrant (other than this Section 2(A)), any reference herein to the exercise of this Warrant shall be deemed to include a reference to the exchange of this Warrant into Shares in accordance with the terms of clause (B).

(b) Effectiveness and Delivery. As soon as practicable upon receipt of the Notice of Exercise and the payment of the Exercise Amount in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall (i) issue to the Registration Corporation providing services to the Company (“Hevra Lerishumim”) a duly executed share certificate for the number of Warrant Shares purchased, (ii) deliver such certificate (with a copy to Warrant Holder) to the Hevra Lerishumim and instruct it to deposit the exercised Warrant Shares in the Warrant Holder's securities account, the details of which shall be provided in writing by the Warrant Holder to the Company together with the Notice of Exercise, (iii) register the Hevra Lerishumim in the Company's shareholders register as the lawful holder of the exercised Warrant Shares, (iv) deliver an appropriate notice to the TASE, as may be required by the TASE regulations from time to time, notifying the exercise of the Warrant by the Warrant Holder and specifying any other required details, (iv) execute the acknowledgment of exercise in the form attached hereto as Exhibit B (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any; and (v) take any other action and file any other required document or instrument, to the extent required, in order to enable the free trading (subject to any statutory lockup provisions if applicable) of the exercised Warrant Shares purchased by the Warrant Holder at the TASE.

(c) Surrender of Warrant. The Warrant Holder shall surrender this Warrant to the Company when it delivers the updated registry of shareholders, and in the event of a partial exercise of the Warrant, the Company shall execute and deliver to the Warrant Holder a new Warrant for the unexercised portion of the Warrant, but in all other respects identical to this Warrant.

(d) Fractional Shares. The Company shall not be required to issue fractions of Shares upon an exercise of the Warrant and the number of shares shall be rounded (up or down) to the nearest whole number, however the aggregate number of Warrant Shares shall not exceed the maximum quantity otherwise set forth in this Warrant notwithstanding the provisions of this paragraph (d).

(e) Expenses and Taxes. The Company shall pay all expenses and taxes (excluding taxes imposed upon the income of the Warrant Holder or its assignee) payable resulting due to the exercise of the Warrants, the issuance of the Warrant Shares upon exercise of this Warrant, the assignment of this Warrant by the Warrant Holder and all expenses regarding the enforcement of the provisions hereof.

(f) Automatic Cashless Exercise. To the extent that there has not been an exercise by the Warrant Holder pursuant to Section 2(a)(A) hereof in full, and to the extent that the Fair Market Value on the Expiration Date is greater than the Exercise Price then in effect, any portion of the Warrant that remains unexercised shall be exercised automatically in whole (not in part), upon the Expiration Date.

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Payment by the Warrant Holder upon such automatic exercise shall be in the form of the Warrant Holder receiving from the Company for no consideration (except for NIS 0.1 per each such Warrant Share) the number of Warrant Shares determined in accordance with the formula set forth in Section 2 (a)(B) above.

(g) TASE provisions. The Company shall comply with the internal rules of the TASE regarding the transition to clearing on T+1 date of shares and convertible securities as may be amended from time to time.

Section 3. Validity of Warrant and Issuance of Shares.

(a) The Company represents and warrants that this Warrant has been duly authorized, is validly issued, and constitutes the valid and binding obligation of the Company.

(b) The Company further represents and warrants that on the date hereof it is duly authorized and reserved, and the Company hereby agrees that it will at all times until the Expiration Date have duly authorized and reserved, such number of Shares as will be sufficient to permit the exercise in full of the Warrant, and that all such Shares are and will be duly authorized and, when issued upon exercise of the Warrant, will be validly issued, fully paid and non-assessable, and free and clear of all security interests, claims, liens, equities and other encumbrances (other than statutory lockup provisions if applicable).

Section 4. Antidilution Provisions. The Exercise Price in effect at any time, and the number of Warrant Shares that may be purchased upon any exercise of the Warrant, shall be subject to change or adjustment as follows:

(a) Share Reorganization. If the Company shall subdivide its outstanding Shares into a greater number of Shares, by way of a stock split, stock dividend or otherwise, or consolidate its outstanding Shares into a smaller number of Shares (any such event being herein called a “Share Reorganization”), then (i) the Exercise Price shall be adjusted, effective immediately after the effective date of such Share Reorganization, to a price determined by multiplying the Exercise Price in effect immediately prior to such effective date by a fraction, the numerator of which shall be the number of Shares outstanding on such effective date before giving effect to such Share Reorganization and the denominator of which shall be the number of Shares outstanding after giving effect to such Share Reorganization, and (ii) the number of Shares subject to purchase upon exercise of this Warrant shall be adjusted, effective at such time, to a number determined by multiplying the number of Shares subject to purchase immediately before such Share Reorganization by a fraction, the numerator of which shall be the number of Shares outstanding after giving effect to such Share Reorganization and the denominator of which shall be the number of Shares outstanding immediately before giving effect to such Share Reorganization.

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(b) Share Distribution.

If the Company at any time while this Warrant is outstanding and unexpired shall

(i) pay a dividend (including issuance of bonus shares) with respect to the Ordinary Shares payable in Ordinary Shares, the number of shares to which the Warrant Holder is entitled upon exercise shall be increased by the number of shares to which the Warrant Holder shall have been entitled as a stock dividend had it exercised the Warrant immediately prior to such distribution, with the Exercise Price for each Warrant Share remaining unmodified.

(ii) distribute a cash dividend, the Exercise Price shall be decreased in an amount equal to the gross amount of the cash dividend distributed to each share.

(iii) offer its shareholders securities of any kind by way of a rights issuance, the Exercise Price of the Warrant shall not be adjusted, but the number of Warrant Shares in respect of the exercise of the Warrant to the extent not exercised for shares on the date determined for the right to acquire rights in the rights issuance (hereinafter in this subsection: the “Effective Date”), shall be adjusted in accordance with the benefit component of the rights, as expressed by the ratio between the share closing price on TASE on the Business Day prior to the ex-date and the base price “ex rights”.

(c) Capital Reorganization. Without limiting any of the other provisions hereof, if Corporate Reorganization shall be effected, then the Company shall use its best efforts to ensure that lawful and adequate provision shall be made whereby each Warrant Holder shall thereafter continue to have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares issuable upon exercise of the Warrants held by such Warrant Holder, shares of the surviving or acquiring entity (“Acquirer”), as the case may be, such that the aggregate value of the Warrant Holder’s warrants to purchase such number of shares, [where the value of each new warrant to purchase one share in the Acquirer is determined in accordance with the Black-Scholes Option Pricing formula set forth in Appendix (A) hereto, is equivalent to the aggregate value of the Warrants held by such Warrant Holder, where the value of each Warrant to purchase one share in the Company is determined in accordance with the Black-Scholes Option Pricing formula set forth in Appendix (B) hereto. Furthermore, the new warrants to purchase shares in the Acquirer referred to herein shall have the same expiration date as the Warrants, and shall have a strike price, KAcq, that is calculated in accordance with Appendix (A) hereto. Appropriate provision shall be made with respect to the rights and interests of each Warrant Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock thereafter deliverable upon the exercise thereof. The provisions of this Section 4(c) shall similarly apply to successive Corporate Reorganizations. If the Company, in spite of using its best efforts, is unable to cause these Warrants to continue in full force and effect until the Expiration Date in connection with any Corporate Reorganization, then the Company shall pay the Warrant Holders an amount per Warrant to purchase one share in the Company that is calculated in accordance with the Black-Scholes Option Pricing formula set forth in Appendix (B) hereto. Such payment shall be made in cash in the event that the Corporate Reorganization results in the shareholders of the Company receiving cash from the Acquirer at the closing of the transaction, and shall be made in shares of the Company (with the value of each share in the Company is determined according to SCorp in Appendix (B) hereto) in the event that the Corporate Reorganization results in the shareholders of the Company receiving shares in the Acquirer or other entity at the closing of the transaction. In the event that the shareholders of the Company receive both cash and shares at the closing of the transaction, such payment to the Warrant Holders shall be also be made in both cash and shares in the same proportion as the consideration received by the shareholders.

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(d) Voluntary Dissolution. Subject to applicable laws, in the event of adoption of a resolution of voluntary dissolution of the Company, the Company shall provide the Warrant Holder a notice thereof pursuant to Section 4(h) below and the Warrant Holder shall be deemed to have exercised the Warrant before adoption of such resolution (without the need for prior payment of the Exercise Price) unless it shall have given the Company written notice within 30 days from the date of the said notice of his waiver of the said right. If the Warrant Holder shall have given no such notice within the said time frame, the Warrant Holder shall be entitled to participate in the sum which it would have received upon dissolution of the Company as a holder of Warrant Shares due to the exercise of the Warrant held by it and, as the case may be, shares on the eve of adoption of the dissolution resolution, while deducting the Exercise Price from the monies it shall receive from its share in such dissolution, if any balance shall remain for distribution.

(e) Adjustment Rules.

(i) Any adjustments pursuant to this Section 4 shall be made successively whenever any event referred to herein shall occur, except that, notwithstanding any other provision of this Section 4, no adjustment shall be made to the number of Warrant Shares to be delivered to the Warrant Holder (or to the Exercise Price) if such adjustment represents less than 1% of the number of Warrant Shares previously required to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to 1% or more of the number of Warrant Shares to be so delivered.

(ii) All adjustments under this Section 4 shall apply and be in effect with respect to any portion of the Warrant Shares subject to this Warrant until such Warrant Shares are issued and registered as set forth in Section 2(b);

(iii) In computing adjustments under this Section 4, (A) fractional interests in Shares shall be taken into account to the nearest one-thousandth of a Share, and (B) calculations of the Exercise Price shall be carried to the nearest one-thousandth of one Agora.

(f) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Shares which the Warrant Holder is entitled to receive upon exercise of the Warrant (subject to any statutory lockup provisions if applicable).

(g) Notice of Adjustment.

If: (i) the Company shall declare any dividend or distribution upon its share capital, whether in shares, cash, property or other; (ii) the Company shall offer for subscription pro-rata to the holders of Ordinary Shares or other convertible shares any additional shares of its share capital of any class or other rights; (iii) there shall be any Corporate Reorganization or Tender Offer, or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrant Holder or cause such delivery by any other relevant third parties: (A) to the extent practicable at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of such Corporate Reorganization or Tender Offer, dissolution, liquidation or winding up; and (B) to the extent practicable in the case of any such Merger Event, Tender Offer, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such Corporate Reorganization, Tender Offer, dissolution, liquidation or winding up). to the extent practicable or a shorter notice that allows the Warrant Holder to exercise its right set forth herein.

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Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given in accordance with Section 9(d) below.

(h) Timely Notice. Failure to timely provide such notice required by subsection (h) above, unless such failure is proven by the Company to be a result of circumstances beyond the Company’s control, shall entitle Warrant Holder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrant Holder. For purposes of this subsection (i), the notice period shall begin on the date Warrant Holder receives a written notice in accordance with Section 9(d) below, containing all the information required to be provided in such subsection (h).

(i) Disputes. Any dispute which arises between the Warrant Holder and the Company with respect to the calculation of the adjusted Exercise Price or Warrant Shares issuable upon exercise shall be determined by an independent auditor, not related to the Company or the Warrant Holder, appointed with the consent of both parties, and such determination shall be binding upon the Company and the Warrant Holder and the Warrant Shares if made in good faith and without manifest error.

Section 5. Assistance in Disposition of Warrant or Warrant Shares.

Notwithstanding any other provision herein, in the event that it becomes unlawful for the Warrant Holder to continue to hold the Warrant, in whole or in part, or some or all of the Shares held by it, or restrictions are imposed on the Warrant Holder by any statute, regulation or governmental authority which, in the judgment of the Warrant Holder, make it unduly burdensome to continue to hold the Warrant or such Shares, the Warrant Holder may sell or otherwise dispose of the Warrant or its Shares, and the Company agrees to provide reasonable assistance to the Warrant Holder in disposing of the Warrant and such Shares in a prompt and orderly manner and, at the request of the Warrant Holder, and subject to all applicable laws and the execution of a confidentiality agreement by such prospective purchaser in a form acceptable to the Company, to provide (and authorize the Warrant Holder to provide) financial and other information concerning the Company to any prospective purchaser of the Warrant or Shares owned by the Warrant Holder.

Section 6. Dual Listing of Company's Shares.

In the event that the Company's Ordinary Shares shall be registered for trade in any stock exchange in addition to the TASE, the Company shall treat this Warrant and the Ordinary Shares issuable hereunder, in the same manner as all other securities of the Company are treated with respect to their trading in the additional stock exchange, to the extent practicable.

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Section 7. Lost, Mutilated or Missing Warrants.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant, and, in the case of loss, theft or destruction, upon receipt of indemnification satisfactory to the Company (unsecured, unbonded agreement of indemnity or affidavit of loss shall be sufficient) or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.

Section 8. Waivers; Amendments.

Any provision of this Warrant may be amended or waived with (but only with) the written consent of the Company and the Warrant Holder. No failure or delay of the Company or the Warrant Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereon or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of the Company and the Warrant Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have.

Section 9 Miscellaneous.

(a) Shareholder Rights. The Warrant shall not entitle any Warrant Holder, prior to the exercise of the Warrant, to any voting rights as a shareholder of the Company.

(b) Successors and Assigns. All the provisions of this Warrant by or for the benefit of the Company or the Warrant Holder shall bind and inure to the benefit of their respective successors and assigns.

(c) Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(d) Notices. The addresses of the Company and the Warrant Holder shall be as detailed in Exhibit C. Such addresses may be changed by a notice in writing to all parties at their designated addresses. Any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon the next Business Day after personal delivery to the party to be notified, or the next Business Day after delivery by confirmed read email or fax transmission, or (7) days after mailed by registered mail.

(e) Equitable Remedies. Without limiting the rights of the Company and the Warrant Holder to pursue all other legal and equitable rights available to such party for the other parties’ failure to perform its obligations hereunder, the Company and the Warrant Holder each hereto acknowledge and agree that the remedy at law for any failure to perform any obligations hereunder would be inadequate and that each shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

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(f) Confidentiality. Warrant Holder acknowledges that the information provided to it or to be provided to it under this Warrant may include confidential information. The Warrant Holder shall not, and shall make efforts to cause its affiliates, employees officers and services providers not to, use, such information to purchase or sell or enter into any other transaction in the Company’s securities in breach of applicable law.

(g) Governing Law and Venue. This Warrant has been negotiated and delivered to Warrant Holder in the State of Israel, and shall have been accepted by Warrant Holder in the State of Israel.

Delivery of Ordinary Shares to Warrant Holder by the Company under this Warrant is due in the State of Israel. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. The competent courts of Tel-Aviv shall have exclusive jurisdiction in all matters relating to this Warrant.

(h) Section Headings. The section headings used herein are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of the Warrant.

(i) Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

(j) Transferability. The Warrant Holder may not, without obtaining the prior written consent of the Company, transfer or assign its interest in this Warrant in whole or in part to any person or persons, with the exception of a Permitted Transferee which shall accept the terms of this Warrant by mean of a written instrument acceptable to the Company.

(k) No Registration. Warrant Holder acknowledges that this Warrant will not be listed for trading on any stock exchange.

(l) Exchange Rate. To the extent that in connection with any payment under this Warrant a conversion of either United States Dollars (“US$”) to New Israeli Shekels (“NIS”), or of NIS to US$ shall be required, any conversion shall be made in accordance with the most recent exchange rate published by the Bank of Israel, immediately prior to such payment.

AS WITNESS WHEREOF the Company has caused this Warrant to be duly executed by its authorized signatory as of the day and year first written above.

Medigus Ltd.

By: Elazar Sonnenschein CEO	Aharon Jaffe GC

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Exhibit A to Warrant
Form of Notice of Exercise

____________________,20___

To: Medigus Ltd.
Reference is made to the Warrant dated __________. Terms defined therein are used herein as therein defined.

The undersigned, pursuant to the provisions set forth in the Warrant, hereby irrevocably elects and agrees to purchase _______ Shares, and makes payment herewith in full therefor at the Exercise Price of $_______________ in the following form: ___________________________________________________________.

If the number of Shares as to which the Warrant is being exercised is less than all of the Shares purchasable thereunder, the undersigned hereby requests that a new Warrant representing the remaining balance of the Shares be delivered to Warrant Holder.

The undersigned hereby represents that it is exercising the Warrant for its own account or the account of an Affiliate for investment purposes and not with the view to any sale or distribution and that the Warrant Holder will not offer, sell or otherwise dispose of the Warrant or any underlying Warrant Shares in violation of applicable securities laws.

Following are details of the Warrant Holder's securities account for transfer of the Warrant Shares:
 ________________________________________________________.
[NAME OF WARRANT HOLDER]

By: _________________________
Name:
Title:
[ADDRESS OF WARRANT HOLDER]

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Exhibit B to Warrant
Acknowledgment Of Exercise

The undersigned, Medigus Ltd., hereby acknowledges receipt of the "Notice of Exercise" from OrbiMed Israel Partners Limited Partnership., to purchase [____] Ordinary Shares of Medigus Ltd., pursuant to the terms of the Warrant, and further acknowledges that [______] Ordinary Shares remain subject to purchase under the terms of the Warrant.

Medigus Ltd:
By: _________________________
Name:
Title:

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Exhibit C to Warrant
Addresses

If to Warrant Holder:

OrbiMed Advisors, LLC
89 Medinat Hayehudim st.
Herzeliya Pituach, IL 46140
POB 4023
Email: NaschitzA@OrbiMed.com
DarvishN@OrbiMed.com
With a copy (which shall not constitute a notice) to:
Fischer Behar Chen Well Orion & Co.
3 Daniel Frisch St.Tel Aviv, 64731
Email: Rtepper@fbclawyers.com

If to Company:

Medigus Ltd.
Suite 7A, Industrial Park
POB 3030
Omer 8496500
Fax: 08-6466770
Email: elazar@medigus.com
With a copy (which shall not constitute a notice) to: aaron_jaffe@medigus.com

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APPENDIX A

Black Scholes Option Pricing formula to be used when calculating the value of each new warrant to purchase one share in the Acquirer shall be:

CAcq = SAcqe-λ(TAcq-tAcq)N(d1) – KAcqe-r(TAcq-tAcq)N(d2), where

CAcq = value of each warrant to purchase one share in the Acquirer

SAcq = price of Acquirer’s stock as determined by reference to the average of the closing prices on the securities exchange over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization described in Section 5(c) if the Acquirer’s shares are then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization if the Acquirer’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Acquirer’s shares are not then traded on a securities exchange or system or in the over-the-counter market.

TAcq = expiration date of new warrants to purchase shares in the Acquirer = TCorp

tAcq = date of issue of new warrants to purchase shares in the Acquirer

TAcq-tAcq = time until warrant expiration, expressed in years

σ = volatility = annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Acquirer’s stock price on the securities exchange over a 20-day trading period, determined by the Warrant Holders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization described in Section 5(c) if the Acquirer’s shares is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Warrant Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization if the Acquirer’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

N = cumulative normal distribution function

d1 = (ln(SAcq/KAcq) + (r-λ+σ2/2)(TAcq-tAcq)) ÷ (σ√(TAcq-tAcq))

ln = natural logarithm

λ = dividend rate of the Acquirer for the most recent 12-month period at the time of closing of the Corporate Reorganization.

KAcq = strike price of new warrants to purchase shares in the Acquirer = KCorp * (SAcq / SCorp)

r = annual yield, as reported by Bloomberg at time tAcq, of the United States Treasury security measuring the nearest time TAcq

d2 = d1- σ√(TAcq-tAcq)

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APPENDIX B

Black Scholes Option Pricing formula to be used when calculating the value of each Warrant to purchase one share in the Company shall be:

CCorp = SCorpe-λ(TCorp-tCorp)N(d1) – KCorpe-r(TCorp-tCorp)N(d2), where

CCorp = value of each Warrant to purchase one share in the Company

SCorp = price of Company stock as determined by reference to the average of the closing prices on the securities exchange over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization described in Section 5(c) if the Company’s stock is then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization if the Company’s shares are then actively traded in the over-the-counter market, or the then most recently completed financing if the Company’s shares are not then traded on a securities exchange or system or in the over-the-counter market.

TCorp = expiration date of Warrants to purchase shares in the Company

tCorp = date of public announcement of transaction

TCorp-tCorp = time until Warrant expiration, expressed in years

σ = volatility = the annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Company’s stock price on the securities exchange over a 20-day trading period, determined by the Warrant Holders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization described in Section 5(c) if the Company’s shares is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Warrant Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization if the Company’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

N = cumulative normal distribution function

d1 = (ln(SCorp/KCorp) + (r-λ+σ2/2)(TCorp-tCorp)) ÷ (σ√(TCorp-tCorp))

ln = natural logarithm

λ = dividend rate of the Company for the most recent 12-month period at the time of closing of the Corporate Reorganization.

KCorp = strike price of warrant

r = annual yield, as reported by Bloomberg at time tCorp, of the United States Treasury security measuring the nearest time TCorp

d2 = d1- σ√(TCorp-tCorp)

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Exhibit C
Officer Certificate

This certificate (the "Certificate") is given in accordance with Section 5.2.1(ii) of the Share Purchase Agreement dated January 3rd, 2013 by and among Medigus Ltd. (the "Company") and OrbiMed Israel Partners Limited Partnership (the "SPA"). All capitalized terms in this Certificate have the meaning defined in the SPA, unless otherwise defined herein.

The undersigned hereby certifies on behalf of the Company as follows:

(i)
The representations and warranties made by the Company in the SPA were true and correct in all material respects on the date of signing the SPA and are true and correct in all material respects as of the Closing Date.

(ii)	All agreements and conditions in the SPA to be performed or complied with by the Company at or prior to the Closing have been performed or complied with by the Company prior to or at the Closing.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of February 28, 2013.

Execution Copy

Exhibit D

[Medigus Logo]

Confirmation pursuant to Section 282 of the Israeli Companies Law

February 28, 2013

To:
OrbiMed Israel Partners Limited Partnership (the "Investor")

Re: Confirmation pursuant to Section 282 of the Israeli Companies Law, 5759-1999

The undersigned, being the chairman of the board of directors of Medigus Ltd. (the "Company"), hereby certifies, on behalf of the Company's board of directors, pursuant to Section 282 of the Israeli Companies Law, 5759-1999, that all approvals required by the Company for the transactions contemplated under the Share Purchase Agreement by and between the Company and the Investor, dated January 3rd, 2013, including all schedules and exhibits attached thereto (the "SPA") and with respect to the warrant issued to the Investor in the form attached to the SPA as Exhibit B, have been obtained prior to the date hereof.

_____________

Chairman of the Board

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Exhibit E

[Erez Rozenbuch Advocates logo]

February 28, 2013

To: Orbimed Israel Partners Limited Partnership

89 Medinat Hayehudim st.

Hezeliya Pituach

Re: Medigus

All capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Share Purchase Agreement, dated as of January 2nd, 2013 (the "SPA").

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As the Company's counsel, we are in the opinion that:

1.
The Company validly exists under the laws of the State of Israel and to the best of our knowledge has the corporate power and authority to own or hold its properties and conduct its business as currently contemplated. To the best of our knowledge The Company has no subsidiaries, except as disclosed to the Investor in the SPA.

2.
The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the SPA, including all schedules and exhibits attached thereto and the Warrant (the "Transaction Documents"). The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary corporate action of the Company, and the Transaction Documents have been duly executed and delivered by the Company. Each of the Transaction Documents constitutes a legally valid and binding obligation of the Company, enforceable against the Company according to its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights generally or the availability of equitable remedies.

3.
The Purchased Shares, when issued and paid for in accordance with the SPA at the Closing, and the Warrant Shares, when issued upon exercise of the Warrant, will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights, and will have all the rights, privileges, and restrictions set forth in the Company's Articles and under applicable law, and will be free and clear of any liens, claims, encumbrances or third party rights of any kind (except as specified in the Articles and the lock-up restrictions described in Section 4.3 of the SPA) and duly registered in the name of the Company's registration company in the Company's register of shareholders.

4.
Neither the execution nor the delivery of the Transaction Documents will violate or contravene any provision of any applicable Israeli law, order, rule or regulation or violate any provision of the Company’s Articles, or, best of our knowledge, conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under any material contract under which the Company is now obligated.

5.
To our knowledge, the authorized share capital of the Company consists of 250,000,000 Ordinary Shares, of which 90,234,732 shares are issued and outstanding as of the Closing. As of the Closing, the Company has duly authorized and reserved such number of Ordinary Shares as will be sufficient to permit the exercise in full of the Warrant.

6.
To our knowledge, there are no legal or governmental proceedings pending or threatened in writing against the Company or involving its properties or assets. We are not aware of any pending or threatened actions, suits, claims, investigations or other proceedings (either legal or administrative), filed or authorized by the Company. To our knowledge, the Company has not received any written threat that questions the validity of the Transaction Documents or the right of the Company to enter into the Transaction Documents.

7.
To our knowledge, the execution, delivery or performance of the Transaction Documents and the transactions contemplated thereunder by the Company do not require any prior approval or consent from any governmental authority or other third party, other than those disclosed to the Investor in the Transaction Documents.

   Sincerely yours,

   Erez Rozenbuch, Adv.
Erez Rozenbuch - Advocates

Execution Copy

Exhibit F

[Medigus logo]

______, 2013

 To:

[*]

Indemnification and Exculpation Undertaking

1.	Indemnification Undertaking

Subject to the provisions of the law, the Company undertakes to indemnify you with respect to any liability or expense as set forth in section 2 below, which may be imposed on you or incurred by you on account of one or more of the following:

(a)	Your Acts and/or their Derivatives by virtue of your capacity as Office Holder and/or employee of the Company and/or of subsidiaries and/or affiliates of the Company;

(b)
Your Acts and/or their Derivatives by virtue of your capacity as Office Holder and/or employee or agent of the Company in any other corporation in which the Company holds securities directly and/or indirectly (hereinafter - “Other Corporation”);

including on account of acts performed by you prior to the issue of this Indemnification Undertaking, provided that the maximum sum of the said indemnification shall not exceed the maximum amount of indemnification set forth in section 3 below for all classes of liability and/or expenses jointly and for all of the office holders in the Company jointly.

In this Indemnification Undertaking:

“Office Holder”
A senior office holder, as defined by section 37(d) of the Securities Law, 5728-1968 (hereinafter - the “Securities Law”) and/or any other law that applies to the Company’s activity and the senior office holders therein as well as any employee and/or service provider to whom the Company shall decide to grant an indemnification undertaking.

“Act or any of its Derivatives”
As defined in the Companies Law, 5759-1999 (hereinafter - the “Companies Law”), including also a decision and/or omission, and including all acts performed by you prior to the date of this Indemnification Undertaking during the periods of your employment with the Company and/or during the terms of your tenure as Office Holder at the Company and/or at subsidiaries and/or affiliates of the Company and/or of any Other Corporation as hereinbefore defined.

“claim”
Including a civil lawsuit, administrative lawsuit, criminal lawsuit, derivative lawsuit, class lawsuit, debt settlement petitions, creditors’ claims, claim for financial compensation and motion for declarative relief.

2.	Causes of Indemnification

The Indemnification Undertaking set forth in section 1 above shall apply on account of any liability or expense, which is indemnifiable according to law and according to the Company articles of association, as set forth below:

2.1
Financial liability which is imposed on you in favor of another person pursuant to a court judgment, including a judgment that has been given by way of settlement or an arbitrator’s award that has been approved by a court, which pertains, directly or indirectly, to one or more of the events set forth in the supplement to this Indemnification Undertaking (hereinafter - the “Schedule”) or any part thereof (hereinafter - the “Indemnifiable Events”), provided that the maximum sum of indemnification in respect to each of the Indemnifiable Events shall not exceed the amount set forth in the Schedule, linked to the increase in the Consumer Price Index commencing from the approval date of this Indemnification Undertaking by the Company and ending on the actual date of the indemnification, for each of the Indemnifiable Events, in relation to each event and for each Office Holder at the Company separately (hereinafter - the “Final Liability”).

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2.2
Reasonable litigation costs, including attorney’s fees, expended by you on account of any investigation or process instituted against you by an authority that is authorized to conduct such investigation or process, and which was concluded without the filing of an indictment against you and without imposing any financial obligation on you in lieu of a criminal proceeding, or which was concluded without the filing of an indictment against you but imposing a financial obligation on you in lieu of a criminal proceeding, in an offense which does not require the proof of mens rea or in connection with a financial sanction; in this section “The conclusion of a proceeding without the filing of an indictment in a matter in which a criminal investigation has been instigated” - means the closure of the file pursuant to section 62 of the Criminal Procedure [Consolidated Version] Law, 5742-1982 (in this sub-paragraph - the “Criminal Procedure Law”), or a stay of proceedings by the Attorney General pursuant to section 231 of the Criminal Procedure Law; “Financial liability in lieu of a criminal proceeding” – means a financial liability imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Law, 5746-1985, a fine for an offense which is regarded as an offense for which a fine may be payable pursuant to the provisions of the Criminal Procedure Law, a financial sanction or a monetary payment.

2.3
Reasonable litigation expenses, including attorney’s fees, incurred by or charged to you by a court, in a proceeding instituted against you by the Company or any Other Corporation, as applicable, or in the name of any of these or by another person, or in a criminal indictment of which you have been acquitted, or in a criminal indictment in which you have been convicted of an offense which does not require proof of mens rea.

2.4
Expenses incurred in connection with a proceeding instigated in your affairs, such as reasonable litigation expenses, and including attorney’s fees.
With respect to section 2.4 herein, “proceeding” means a proceeding pursuant to Chapters H-3 (imposing pecuniary sanctions by the Securities Authority), H-4 (imposing administrative enforcement sanctions by the administrative enforcement committee) or I-1 (arrangement for avoiding the initiation of proceedings or suspension of proceedings, subject to conditions) of the Securities Law, 5728 – 1968 (the "Securities Law") as well as a proceeding pursuant to Part D (imposing pecuniary sanctions by the Securities Authority) of the Fourth Chapter (penalties, pecuniary sanctions and registration of a company as a company in violation) of the Ninth Part of the Companies Law;

____________________________________
1    Including a claimant in a derivative action, as defined by the Companies Law.

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2.5
Payment to a party injured by violation as set forth in Section52 BBB(A)(1)(a) of the Securities Law in accordance with Chapter H-4 of the Securities Law (imposing administrative enforcement sanctions by the administrative enforcement committee).

2.6	Any other liability or expense for which the Company may lawfully grant indemnification.

3.	Indemnification Amount
3.
3.1	Cumulative Indemnification Amount

The total indemnification amount which the Company shall pay for any Office Holder of the Company cumulatively according to all of the Indemnification Undertakings issued in the past and in the future by the Company pursuant to the indemnification decision shall not exceed 25% of the Determining Shareholders Equity of the Company (hereinafter - the “Maximum Indemnification Amount”). In this regard, the “Determining Shareholders Equity of the Company” shall mean the amount of the Company’s equity capital attributed to the Company shareholders according to the latest audited or reviewed consolidated financial statements of the Company, as applicable, as of the date of the indemnification payment.

It is hereby clarified that the payment of the aforesaid indemnification amount shall not prejudice your entitlement to receive insurance proceeds, including on account of the Indemnifiable Events in the Indemnification Undertaking that are insured by an insurance company, which the Company shall receive from time to time, if any, within the framework of any liability insurance for Office Holders at the Company, provided that you do not receive double compensation in respect to any liability or expense which is indemnifiable as set forth in section 2 above and subject also to the provisions of section 5.6 below.

Without derogating from the provisions of section 5.6 above, it is explicitly emphasized that the Company’s payments shall constitute an “additional layer,” beyond the total of the insurance proceeds that are paid by the insurer, should any be paid. It is likewise emphasized that this Indemnification Undertaking is not a contract in favor of any third party, including any insurer, and is not assignable, and no insurer shall be entitled to demand the Company’s participation in any amount, whose payment devolves on an insurer in accordance with an insurance contract entered into with the insurer, save for the deductible stipulated in the said contract.

In the event that the total indemnification amounts which the Company shall be required to pay at any particular time, together with the total indemnification amounts paid by the Company until that time pursuant to the Indemnification Undertakings, shall exceed the Maximum Indemnification Amount, then the Maximum Indemnification Amount or the balance thereof shall be divided amongst the Office Holders at the Company, who shall be entitled to indemnification amounts as aforesaid on account of demands served on the Company according to the Indemnification Undertakings and which have not been paid prior to that time (hereinafter - the “Eligible Office Holders”), in a manner that the indemnification amount actually received by each of the Eligible Office Holders shall be calculated according to the pro rata relationship between the indemnification amount to which each of the Office Holders would have been entitled and the indemnification amount to which each of the Office Holders would have been entitled, cumulatively, at that time on account of such demands, were it not for the limitation on the Maximum Indemnification Amount.

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Where the Company has paid indemnification amounts to Office Holders at the Company at the level of the Maximum Indemnification Amount, the Company shall not bear additional indemnification amounts unless the payment of such additional indemnification amounts is approved by the organs of the Company which are competent to approve this increase according to law at the time of payment of the additional indemnification amounts and subject to changing the Company’s articles of association, should this prove necessary, according to law.

It should be clarified that this Indemnification Undertaking does not limit the Company or prevent it from increasing the Maximum Indemnification Amount on account of events which form the object of the indemnification, whether because the insurance amounts according to Office Holders’ liability insurance policy are reduced, whether because the Company is not able to obtain Office Holders’ insurance which will cover the events forming the object of the indemnification on reasonable conditions, or whether for any other cause, provided that the said decision shall be obtained in ways prescribed by the Companies Law.

3.2	Indemnification Amount in Respect to the Indemnifiable Events

Subject to the provisions of section 3.1 above, the Indemnification Undertaking in respect to each of the Indemnifiable Events shall be limited, in relation to each Office Holder in the Company separately and for each event separately, in the amount of the liability or expense which is indemnifiable as aforesaid, but not more than the Maximum Indemnification Amount in relation to each of the Indemnifiable Events.

4.	Interim Payments

Upon the occurrence of an event on account of which you may be entitled to indemnification in accordance with the foregoing provisions, the Company will make available to you, from time to time, the monies required to cover the expenses and various other payments involved in handling any legal proceeding against you connected to that event, including investigation proceedings, in a manner that you will not be required to pay them or to finance them in person, subject always to the terms and provisions set forth in this Indemnification Undertaking.

In the event that the Company shall pay you on in your stead any amounts in the framework of this Indemnification Undertaking in connection with a legal proceeding as stated, and it then becomes apparent that you are not entitled to indemnification from the Company for those sums, the provisions of section 5.8 below shall apply.

Execution Copy

5.	Indemnification Terms and Conditions

Without derogating from the foregoing, the indemnification pursuant to this Indemnification Undertaking is subject to the following terms and conditions:

5.1	Indemnification Notice

You will notify the Company in writing of any claim and/or legal proceeding and/or administrative proceeding and/or investigation by the authority competent to commence an investigation or proceeding, which shall be instigated against you and/or of any warning in writing or any risk or threat that such proceedings will be instigated against you in connection with any event in respect to which the indemnification is likely to apply (hereinafter, jointly and severally - the “Proceeding”), immediately after first becoming aware of this and at such time as will leave a reasonable interval to respond to the said Proceeding, as required pursuant to any law (hereinafter - the “Indemnification Notice”) and will furnish to the Company and/or to such other person at the Company’s direction any document which shall be delivered to you and/or which shall be in your custody in connection with the said Proceeding.

The failure to furnish the Indemnification Notice in accordance with the foregoing provisions shall not release the Company from its obligations according to this Indemnification Undertaking, save in the event that the failure to furnish the Indemnification Notice as aforesaid shall materially prejudice the Company’s rights to defend itself in its own name (in the event that it too is sued in the same Proceeding) and/or in your name against the claim and according to the extent of the aforesaid prejudice.

5.2	Handling of the Defense

Subject to the matter not being in contradiction to the provisions of the relevant law or the terms of Office Holders' insurance liability policy purchased by the Company, the Company shall be entitled to undertake the handling of your defense before the same Proceeding and/or to transfer the said handling to any qualified attorney whom the Company shall choose for this purpose, save for an attorney who is not acceptable on reasonable grounds). The Company and/or the said attorney shall act in the course of the said handling in order to bring the said Proceeding to a close, they shall provide you with an ongoing report regarding the progress of the Proceeding and they shall consult with you in connection with its conduct; the attorney appointed by the Company as aforesaid shall act and shall owe a duty of loyalty to the Company and to you. Where, in your opinion or in the opinion of the Company, or in the opinion of the attorney, there will arise a risk of conflict of interests between you and the Company in your defense of the said Proceeding, you shall notify the Company, or the Company shall notify you, or the aforesaid attorney shall notify you, as applicable, of the said conflict of interests and you shall be entitled to appoint an attorney on your behalf to handle your defense, and the provisions of this Indemnification Undertaking shall apply to expenses that may be incurred by you in respect to the appointment of the said attorney. Notwithstanding the provisions of this section, if the insurance policy for the directors and Office Holders at the Company shall apply to the matter, you and the Company shall act in accordance with the terms of the policy on any matter pertaining to disputes with the insurer regarding the identity of the representing attorney, where the terms of the policy require this, in a manner that the delivery of the handling to the other representing attorney will not enable the insurer to obtain release from his obligation according to the policy or to reduce it in any manner. The Company shall not be entitled to bring to a close the said Proceeding by way of compromise and/or settlement and/or your agreement to a compromise and/or a settlement in consequence of which you will be required to pay amounts for which you shall not receive indemnification according to this Indemnification Undertaking and which shall not even be paid in the framework of insurance that shall be purchased to cover Office Holders’ liability in the Company by the Company and/or its subsidiary and/or its affiliate or Other Corporation, otherwise than with your advance consent, in writing, to the compromise that is attained. The Company shall likewise not be entitled to bring the dispute forming the subject of the said Proceeding for resolution by way of arbitration or compromise or mediation, otherwise than with your advance consent, in writing, provided that you shall not refuse to give your said consent other than on reasonable grounds which shall be furnished to the Company in writing. For the avoidance of doubt, even if the dispute in the Proceeding is referred for resolution by way of arbitration or compromise or mediation or by any other means, the Company shall bear all of the expenses that relate thereto.

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Notwithstanding the foregoing provisions, the Company shall not be entitled to bring the dispute forming the subject of the said Proceeding for resolution by way of a compromise and/or arrangement and/or to bring the dispute forming the subject of the said Proceeding for resolution to bring the dispute forming the subject of the said Proceeding for resolution by way of arbitration or compromise or mediation, in cases of criminal indictments against you, unless you give your consent in advance and in writing thereto. You may refuse to give your consent as aforesaid in this paragraph according to your absolute discretion and without your being required to give reasons for your non-consent.

In the event that within 7 days of the date of receiving the Indemnification Notice by the Company (or such shorter period if required for the sake of filing your Defense or your response to a Proceeding), as aforesaid, the Company shall not assume the handling of your defense in the said Proceeding, or if you object to your representation by the attorneys of the Company on reasonable grounds or out of a possibility of conflict of interest, you shall be entitled to switch your representation to an attorney of your choosing and the provisions of this Indemnification Undertaking shall apply to expenses that may be incurred by you in respect to the appointment of the said attorney.

5.3	Collaboration with the Company

At the Company’s request, the Company will sign any document which empowers it and/or any attorney as aforementioned, to handle in your name your defense in such Proceeding and to represent you in all matters pertaining thereto, in accordance with the foregoing.

You shall collaborate with the Company and/or with any attorney as aforementioned and shall comply with all instructions of the insurers according to any Office Holders’ liability policy which the Company and/or you may enter into in respect to your defense to a Proceeding, in any reasonable manner that may be required from you by any of them in the framework of their handling with respect to the said Proceeding, provided that the Company or the insurance company, as applicable, shall attend to cover all of your expenses which may be involved therein, in a manner that you shall not be required to pay them or to finance them yourself, subject to the provisions of sections 1 and 3 above.

No waiver, delay, abstention from acting or grant of extension by the Company or by you shall be construed in any circumstances as a waiver of your rights according to this Indemnification Undertaking

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5.4	Coverage of Liabilities

Whether or not the Company acts in accordance with the provisions of section 5.2 above, it shall cover the liabilities and the expenses set forth in section 2 above, in a manner that you shall not be required to pay them or to finance them yourself, and this shall not derogate from the indemnification granted to you in accordance with the provisions of this Indemnification Undertaking and/or the insurance policy which the Company shall purchase from time to time, if any, all subject to the provisions of sections 1 and 3 above.

5.5	Non-Application of Indemnification in Cases of Compromise

The indemnification with respect to any Proceeding against you, as stated in this Indemnification Undertaking, shall not apply regarding any amount that is payable by you to a claimant in the wake of a compromise or arbitration, unless the Company agrees in writing to the said compromise arrangement or to the conduct of the said arbitration as applicable; however, the Company shall not refrain from granting its said consent other than on reasonable grounds.

5.6	Inapplicability of Indemnification in Cases of Indemnification or Third Party Insurance

5.6.1
The Company shall not be required to pay under this Indemnification Undertaking sums on account of any event insofar as such sums have actually been paid to you or on your behalf or in your place in any manner whatsoever in the framework of insuring the liability of Office Holders of the Company that the Company purchased, or in the framework of indemnifying any third party other than the Company. For the avoidance of doubt, it is clarified that the Maximum Indemnification Amount according to this Indemnification Undertaking shall apply beyond and in addition to the amount that is paid (if any) in the framework of insurance and/or indemnification of anyone else other than the Company, provided that you shall not be paid double compensation on account of a liability or expense which is indemnifiable as stated in section 2 above and that in the event that you receive indemnification from an insurer of the Company in accordance with a liability policy for directors and office holders or by virtue of any other indemnification agreement on account of the matter forming the object of the indemnification, the indemnification shall be given at the level of the difference between the indemnification as stated in section 2 above and the amount which has been received by virtue of the insurance policy or the other indemnification agreement in respect to the same matter, provided that the amount of indemnification which the Company has undertaken to give does not exceed the Maximum Indemnification Amount. It is further clarified that the provisions of this clause shall not apply to the sum of the deductible which applies according to the terms of the policy for insuring the liability of directors and office holders taken out by the Company and that any amount of indemnification required to be paid to you under this  Indemnification and Exculpation Undertaking shall not be deducted due to the Company's duty to pay any deductibles, if any.

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5.6.2
With regard to the Company’s indemnification undertaking in respect to an act that you have done or shall do by virtue of your capacity as an Office Holder and/or an employee of a subsidiary of the Company and/or of any Other Corporation (hereinafter, jointly and severally - the “Obligated Company”), the following provisions shall also apply:

(a)
The Company shall not be required to pay according to this Indemnification Undertaking sums which you are actually receive from the Obligated Company in the framework of an insurance policy taken out by the Obligated Company and/or according to an advance undertaking for indemnification or according to a permit for indemnification given by the Obligated Company.

(b)
Subject to Section 5.6.3 below,If your demand to receive indemnification and/or insurance coverage on account of an act that you have performed by virtue of your position in the Obligated Company and which may be indemnifiable according to this Indemnification Undertaking, is rejected by the Obligated Company or the insurance company of the Obligated Company, as applicable, then the Company shall pay you according to this Indemnification Undertaking amounts to which you are entitled according to this Indemnification Undertaking, if you are in fact entitled to such amounts, and you will assign to the Company your rights to receive amounts from the Obligated Company and/or according to the insurance policy of the and shall empower the Company to collect these amounts in your name insofar as such empowerment shall be required to comply with the provisions of this section. In this regard, you undertake to sign any document that may be required by the Company for the sake of assigning your aforesaid rights and empowering the Company to collect the aforesaid amounts in your name.

5.6.3
The Company acknowledges that certain of the Office Holders may be concurrently employed or engaged as employees or consultants by another entity (collectively, with its affiliates, the "3rd Party Indemnitors"). The Company hereby acknowledges that such Office Holders may have certain rights to indemnification, advancement of expenses and/or insurance provided by a 3rd Party Indemnitor. The Company hereby agrees, with respect to sums payable under this Indemnification Undertaking (i) that it is the indemnitor of first resort (i.e., its obligations to such Office Holder are primary and any obligation of the 3rd Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Office Holders are secondary), (ii) its undertakings hereunder shall not be prejudiced by any rights the Office Holder may have against the 3rd Party Indemnitor, and (iii) that it will not have right for contribution, subrogation or recovery in respect thereof from the 3rd Party Indemnitors to the extent that the foregoing is on the basis of the 3rd Party Indemnitor's indemnification or insurance undertakings toward the Office Holder, provided that the Company shall not be deemed by virtue of the foregoing provision to have waived any cause of action or claim or right of any kind towards the 3rd Party Indemnitor on any grounds.

5.6.4
For the avoidance of doubt, it is hereby clarified that this Indemnification Undertaking does not grant to the Obligated Company and/or to any other third party any rights vis-a-vis the Company, including but without derogating from the generality of the foregoing, a right to sue and/or to demand any payment from the Company by way of any contribution to the indemnification and/or to the insurance coverage which is given to you by the Obligated Company on account of an act that you have performed by virtue of your position in the Obligated Company.

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5.7	Payment of the Indemnification

Upon your request to make any payment in respect to any event in accordance with this Indemnification Undertaking, the Company will take all actions that are necessary according to law for its payment, and will act to arrange any certificate that may be required in connection thereto, if any. If any certificate is required for payment as aforesaid, and such payment is not approved for any reason, this payment or any part thereof which is not approved as aforesaid will be subject to the approval of the court and the Company will act to obtain the same.

5.8	Return of Indemnification Amounts That Have Been Paid

In the event that the Company shall pay you or in your stead any amounts in the framework of this Indemnification Undertaking in connection with an aforesaid Proceeding, and it later becomes apparent that you are not entitled to indemnification from the Company for those amounts, such amounts shall be regarded as a loan given to you by the Company, which shall bear interest at the minimal rate as determined from time to time by law in order not to be regarded by the loan recipient as a taxable benefit, and you will be required to return the said amounts to the Company, together with VAT in respect to the interest according to law, when required so to do in writing by the Company and according to a payments arrangement which the Company shall determine, provided that the aforesaid amounts shall be paid in full to the Company by no later than one month from the time on which it becomes apparent to the Company that you are not entitled to indemnification on account of the said amounts.

Where the obligation has been cancelled in respect to which the amount has been paid or whose amount has depreciated for any reason whatsoever - you shall assign the entirety of your rights to reimbursement of the amount from the claimant in the Proceeding and shall do everything necessary in order for such assignment to be valid and the Company shall be entitled to realize it, and should it do so you will be exempt from returning the amount whose right of reimbursement has been assigned to the Company. If you do not do so, you will be obligated to return to the Company all or part of the amount, as applicable, together with linkage differentials and interest at rates and for such period as you will be entitled to reimbursement of the amount from the claimant.

6.	Indemnification Period

The Company’s obligations according to this Indemnification Undertaking shall remain in your favor and/or in favor of your estate, your heirs and other substitutes according to law, without any time limitation, and shall not be cancelled or changed otherwise than to your benefit, even after the termination of your employment at the Company and/or your tenure as Office Holder at the Company and/or at subsidiaries and/or affiliates of the Company and/or at the Other Corporation as hereinbefore defined, as the case may be, without relevance to the time of the disclosure of the event in respect to which you are entitled to indemnification according to this Indemnification Undertaking, provided that the acts in respect to which the indemnification shall be given are performed during the period of your employment at the Company and/or your tenure as Office Holder at the Company and/or at the Company’s subsidiaries and/or at the Company’s affiliates and/or in the said Other Corporation.

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7.	Exculpation

Subject to the provisions of sections 259 and 263 of the Companies Law, and any other provision of law that may replace them, the Company exculpates you in advance from any liability towards it only on account of any damage that may be caused to it and/or that has been caused to it, whether directly or indirectly, on account of a breach of your duty of care towards it in your acts performed in good faith and by virtue of your capacity as an Office Holder and/or employee of the Company and/or of Subsidiaries and/or affiliates of the Company, which may exist from time to time.

In the event of any contradiction between any of the provisions of the foregoing exemption and a provision of law which may not be overridden, the said provision of law shall prevail, but this shall not prejudice or derogate from the validity of the remaining provisions of this Undertaking.

8.
This Undertaking is subject to all applicable laws and to the Company’s documents of incorporation. The Company’s obligations according to this Undertaking shall be construed expansively and in a manner which is intended to fulfill them, insofar as is permissible according to law, for the sake of the object for which they are intended. In the event of any contradiction between any provision of this Indemnification Undertaking and a provision of law which may not be overridden, changed or added to, the said provision of law shall prevail, but this shall not prejudice or derogate from the validity of the remaining provisions of this Indemnification Undertaking.

9.
This Undertaking shall enter into force upon your signing a copy of it in the place indicated below and delivery of the signed copy to the Company. Upon the entry into force of this Undertaking, the Indemnification Undertaking given to you previously by the Company, if any, shall be annulled.

9.
For the avoidance of doubt, it is hereby clarified that the Indemnification Undertaking according to this Undertaking does not derogate from the Company’s right to decide on any additional indemnification in retrospect or in advance and/or to expand any existing indemnification, subject always to obtaining the necessary approvals according to any law. For the avoidance of doubt,, it is hereby clarified that the undertaking in this Indemnification Undertaking shall not cancel or derogate from or waive any other indemnification to which the Office Holder is entitled from any other source according to the provisions of any law, provided that the Company shall not be obligated to indemnify the Office Holder for more than the liability and the expenses actually caused to it on account of any event, both according to the previous undertaking (if and insofar as the same shall be in force) and according to this Indemnification Undertaking, provided that the total indemnification amount (save for sums that are received from the insurance policies) shall not exceed the Maximum Indemnification Amount as hereinbefore defined.

10.	The Schedule to this Undertaking constitutes an inseparable part thereof.

11.
The law governing this Undertaking is the law of the State of Israel, and the competent court in Tel Aviv possesses the sole and exclusive juridical competence to hear disputes that may arise on account of this agreement.

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WHEREFORE, THE COMPANY HEREBY SETS ITS HANDS:

_______________________
Medigus Ltd.

I confirm my receipt of this Indemnification and Exculpation Undertaking and confirm my consent to its terms, including the provisions of section 5.8 above.

____________________
[*]

Execution Copy

Schedule

	INDEMNIFIABLE EVENTS	Final Liability (NIS)2
1.
Any claim or demand filed by a client, supplier, contractor or any other third party in any kind of business relationship with the Company, its subsidiaries, its affiliates or any Other Corporation as hereinbefore defined (hereinafter, in this Schedule, jointly and/or severally - the “Company”) and/or any claim and/or demand filed against the Office Holder by any person and/or corporation and/or entity and/or authority operating according to law.
7. million
2.
Any claim or demand filed in connection with a transaction, whether in the ordinary course of the Company’s business or whether not in the ordinary course of the Company’s business, including on account of the obtaining of credit, the sale, lease, transfer or purchase of assets or undertakings, and the receipt and/or grant of an option to sell, lease, transfer or purchase assets or undertakings as stated (including, but without derogating from the generality of the foregoing, goods, land, securities, or rights, or the grant or receipt of a right in any of the same), negotiations to entering into a transaction and the receipt and/or grant of an option to sell, lease, transfer or purchase such assets or undertakings, the charging of assets and undertakings and the provision or receipt of collaterals, including associations in finance agreements with banks and/or other financial entities for the sake of financing transactions or associations that are executed, the management of real estate of any sort and for any purpose and any act associated therewith, including the conduct of negotiations regarding the purchase of real estate, its establishment, operation and sale and any other matter that pertains to any of the foregoing, whether directly or indirectly, all whether or not the transactions and/or acts as aforesaid are completed for any reason whatsoever.
5 million
3.
Any claim or demand filed by employees, consultants, agents, independent contractors, concessionaires, clients, distributors, marketers, suppliers and various kinds of service providers or other units or such entity that is engaged by or supplies services to the Company in connection with compensation which is owed to them or damages or liabilities sustained by them in connection with their engagement by the Company or their relationship with the Company, including also events connected to the terms and conditions of employees’ employment and employee-employer labor relations, including the conduct of negotiations with respect to the terms and conditions of the employment or their termination, employee promotion, handling of pension arrangements, insurance and savings funds, the granting of securities and other benefits.
7 million

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2   The amounts set forth below are linked to the increase in the Consumer Price Index commencing from the date on which the Indemnification Undertaking is approved by the Company and ending at the time of the actual indemnification.

Execution Copy

1. 4.
Any claim or demand with regard to the non-disclosure or failure to supply any kind of information at the required time in accordance with the law, or in connection with the misleading or defective disclosure of such information, to third parties, and including to the holders of the Company’s securities or to the potential holders of securities, including on any matter pertaining to an offering, allotment, distribution, acquisition, holding or connection to the Company’s securities or any other investment act which involves or which is influenced by the Company’s securities. Without derogating from the generality of the foregoing, this event will apply also in relation to the offering of securities to the public pursuant to a prospectus, a private offering, the offer of a substitute purchase or any other securities offer. Any claim or demand with regard to the non-disclosure or failure to supply any kind of information at the required time in accordance with the law, or in connection with the misleading or defective disclosure of such information, to third parties, and including to the Income Tax, Value Added Tax, or National Insurance authorities, the Investments Center, local authorities, the Ministry for Environmental Quality and any other governmental or institutional entity or professional or other association.
2 million
5.
Any claim or demand filed in relation to a cause of action that has been executed or allegedly executed or abused in relation to an intellectual property right of a third party by the Company or anyone on its behalf.
7 million
6.	Any claim of demand filed by a borrower of creditor or pertaining to monies loaned by them, or debts of the Company owed to them.	3.5 million
7.	Decisions and/or acts pertaining to the Consumer Protection Law and/or orders and/or regulations thereunder.	7 million
8.	Any act connected to the submission of offers for tender and/or franchises and/or licenses of any kind whatsoever.	7 million
9.
Any claim or demand filed by a third party in respect to personal injury, including death or damage to a business or to a personal asset, including the loss of use therein in the course of any act or omission attributed to the Company, or in respect to its Office Holders, its employees, its agents or other people acting or who purport to act on the Company’s behalf and/or by virtue of their position in the Company.
7 million
10.
Any claim or demand filed directly or indirectly in connection with an omission in whole or in part by the Company, or by the Office Holders, the managers or the employees of the Company, on any matter pertaining to the payment, reporting or recording of documents, of any Government authorities, foreign authority, municipal authority or any other payment that is required according to the laws of the State of Israel, including the payments of income tax, sales tax, stamp duty, customs, National Insurance, salaries or delay in paying employees’ salaries or other delays, including any kind of interest and supplements in respect to linkage.
5 million
11.
Any claim or demand filed by purchasers, owners, landlords, tenants or other occupants of assets or products of the Company, or units engaged with the said products, for damages or losses connected to the use of the said assets or products.
7 million

Execution Copy

12.
Any administrative, public or judicial act, orders, court judgments, claims, demands, letters of claim, directions, pleadings, charges, liens, investigation proceedings, or notices of non-obedience or breaches on behalf of a governmental authority or other entities claiming potential responsibility or liability (including for the costs of enforcement, investigations, responses of governmental authorities, clearing, removal or amendment, for damages to natural resources, land damages, personal injuries or fines or donations, indemnification, recuperation payments, compensation) which are contingent thereon, whether in Israel or abroad, which are based on or connected to:
(a) the presence of discharge of a liquid, emission, leak, flooding, pouring, extermination, discharge, filtering or migration over and/or under and/or above the land (hereinafter, jointly - “Pollution”) or a risk of Pollution or exposure to any kind of hazardous, toxic, explosive or radioactive substances, waste or other pollutants, which are required to be regulated in accordance with the laws governing environmental quality in the State of Israel, at any location, which belongs, is operated, is leased or is managed by the Company.
(b) Circumstances forming the basis of any kind of violation of the laws governing environmental quality, environmental licenses, permits or additional authorizations that are required according to the laws governing environmental quality of the State of Israel.
7 million
13.
Any administrative, public or judicial act, orders, court judgments, claims, demands, demand letters, directions, pleadings, charges, liens, investigation proceedings (including administrative proceedings, subject to law), or notices of non-obedience or violation regarding an act of a governmental authority or such other entity claiming the non-fulfillment of a provision of law, regulation, order, ordinance, rule, custom, provision, license or judgment against the Company, or Office Holders in the Company in the framework of their position in the Company.
5 million
14.
Any claim or demand, which relates to a change in the ownership or structure of the Company, its reorganization, including but not limited to, merger, demerger, change in the Company’s capital, the establishment of subsidiaries, their liquidation or their sale to third parties.
7 million
15.
Any claim or demand, which relates to a decision or act of the Company of the Office Holder in the framework of his position at the Company, after the appropriate checks and consultations have been performed for it to the type of decision or activity of this kind, including decisions taken by the Company board or any of its committees.
7 million
16.
Any claim or demand, which pertains to any outburst, statement, including the expression of a position or opinion or vote, including in the framework of board meetings, board committees, general meetings of corporations and/or other organs of corporations, which was made in good faith by the Office Holder in the framework of his position in the Company.
3.5 million
17.
Any claim or demand in relation to an expert opinion of the Company board to offerees under a purchase offer, regarding the feasibility of a special purchase offer pursuant to section 329 of the Companies Law, 5759-1999, or the failure to give such an opinion and any opinion and/or representation which is required according to the provisions of the law.
7 million
18.
Any claim or demand which pertains to the events hereinbefore specified, with regard to the tenure of the Office Holder in subsidiaries and/or affiliates of the Company and/or in any Other Corporation, provided the matter was performed in the framework of his position as Office Holder and/or as an employee of one of the aforesaid companies.
7 million

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19.	Any act facilitating the non-preparation of proper insurance arrangements.	3.5 million
20.
Any act connected to distribution, as defined in the Companies Law, and including for dividend distribution to the Company’s shareholders, for the purchase of convertible shares and/or stock of the Company by the Company, provided that indemnification in respect to an act of this kind does not constitute a breach of any law.
3.5 million
21.
Any claim or demand which is filed in relation to an act of sale, purchase or holding of negotiable securities for or on behalf of the Company and/or for the management of an investments portfolio and/or accounts by members of a stock exchange and/or banks and/or deposits.
7 million
22.
Any claim or demand filed in relation to an act connected to investments which the Company is examining and/or undertaking with their securities, which are performed in the stages before and/or after the execution of the investment, for the sake of entering into a transaction, its execution, development, the monitoring and supervision thereof, and claims connected to purchase and/or sale activities (by the Company and/or subsidiaries of the Company), directly and/or indirectly, of assets (including shares) and rights, in Israel and abroad, or an investment in securities of various corporations or the receiving of rights in various corporations, including the purchase and/or sale of nuclei of control, whether performed in the ordinary course of the Company’s business or otherwise than in its ordinary course of business, and including, but not limited to, the decisions, agreements, notices, disclosure documents, conduct of negotiations and the reports connected thereto, and any other matters pertaining to and involving any of the foregoing, whether directly or indirectly, all whether such purchases and/or sales are completed or not completed, for whatever reason.
7 million
23.
Any claim or demand filed in relation to the appointment or a motion for the appointment of a receiver to the assets of the Company and/or its subsidiaries and/or a winding up motion against the Company and/or subsidiaries and/or affiliates of the Company and/or any Proceeding for the sake of a compromise or arrangements with Company creditors and/or subsidiaries and/or affiliates of the Company.
3.5 million
24.
Any claim or demand filed in respect to the management of money, management of accounts, loans and credit lines, transactions with financial instruments, guarantees, securities, trusts, management and financial consultancy agreements, etc.
3.5 million
25.
Any claim or demand filed in relation to an act that pertains to the preparation and/or approval of periodic reports and/or interim reports and/or immediate reports and/or business plans and/or budget and/or forecasts and/or work plans and/or procedures and/or inter-organizational procedures and/or internal control procedures.
3.5 million
26.
Any claim or demand that pertains to the internal auditing of the Company and to the procedures regarding the reporting and disclosure of the periodic and immediate reports of the Company, including the financial statements of the Company and the report of the board and of the executive regarding the effectiveness of the internal control governing the financial reporting and the disclosure, the personal declarations of the Company CEO and/or the auditor of the Company in relation to the effectiveness of the internal auditing and the disclosure and control processes attached to the periodic reports and any matter pertaining to breaches of the provisions of law in their respect.
3.5 million
27.	Any claim or demand in connection with an event which influenced or is likely to influence in a material manner the Company’s property, rights, obligations and profitability.	7 million
28.
Any claim or demand filed in relation to an act that pertains to a report or notice filed pursuant to the Companies Law, 5759-1999. and/or the Securities Law, 5728-1968, including regulations promulgated thereunder, or according to laws and regulations dealing with similar matters outside of Israel, or according to rules or procedures that apply at a stock exchange in Israel or abroad and/or the failure to file a report of notice as aforesaid.
3.5 million

    With regard to this Supplement, “Company” - includes a corporation in its control.

Execution Copy

Exhibit G

Addresses

If to Investor:

OrbiMed Advisors, LLC

89 Medinat Hayehudim st.

Herzeliya Pituach, IL 46140

POB 4023

Email: NaschitzA@OrbiMed.com

             DarvishN@OrbiMed.com

With a copy (which shall not constitute a notice) to:

Fischer Behar Chen Well Orion & Co.

3 Daniel Frisch St.Tel Aviv, 64731

Email: Rtepper@fbclawyers.com

If to Company:

Medigus Ltd.

Suite 7A, Industrial Park

POB 3030

Omer 8496500

Fax: 08-6466770

Email:elazar@medigus.com

With a copy (which shall not constitute a notice) to: aaron_jaffe@medigus.com